Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF JANUARY 31, 2006

AMONG

PROPEX FABRICS INC,

THE LENDERS LISTED HEREIN,

as Lenders,

and

BNP PARIBAS,

as Administrative Agent

BNP PARIBAS SECURITIES CORP.,

as Lead Arranger

TABLE OF CONTENTS

		Page No.
Section 1.	DEFINITIONS	1

1.1	Certain Defined Terms	1

1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	35

1.3	Other Definitional Provisions and Rules of Construction	36

Section 2.	AMOUNTS AND TERMS OF COMMITMENTS AND LOANS	36

2.1	Commitments; Making of Loans; the Register; Optional Notes	36

2.2	Interest on the Loans	43

2.3	Fees	47

2.4	Repayments, Prepayments and Reductions of Revolving Loan Commitment Amount; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Guaranties	48

2.5	Conversion of Bridge Loans to Subordinated Loans	55

2.6	Use of Proceeds	56

2.7	Special Provisions Governing LIBOR Loans	57

2.8	Increased Costs; Taxes; Capital Adequacy	59

2.9	Statement of Lenders; Obligation of Lenders and Issuing Lenders to Mitigate	63

2.10	Replacement of a Lender	64

Section 3.	LETTERS OF CREDIT	65

3.1	Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein	65

3.2	Letter of Credit Fees	68

3.3	Drawings and Reimbursement of Amounts Paid Under Letters of Credit	68

3.4	Obligations Absolute	71

3.5	Nature of Issuing Lenders’ Duties	71

Section 4.	CONDITIONS TO LOANS AND LETTERS OF CREDIT	72

4.1	Conditions to Term Loans and Initial Revolving Loans and Swing Line Loans	72

4.2	Conditions to All Loans	79

4.3	Conditions to Letters of Credit	80

i

Section 5.	COMPANY’S REPRESENTATIONS AND WARRANTIES	80

5.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries	80

5.2	Authorization of Borrowing, etc	81

5.3	Financial Condition	82

5.4	No Material Adverse Change; No Restricted Junior Payments	82

5.5	Title to Properties; Liens; Real Property; Intellectual Property	83

5.6	Litigation; Adverse Facts	84

5.7	Payment of Taxes	84

5.8	Performance of Agreements	84

5.9	Governmental Regulation	84

5.10	Securities Activities	85

5.11	Employee Benefit Plans	85

5.12	Certain Fees	86

5.13	Environmental Matters	86

5.14	Employee Matters	87

5.15	Solvency	87

5.16	Matters Relating to Collateral	87

5.17	Disclosure	88

5.18	Related Agreements	89

5.19	Foreign Assets Control Regulations, etc	89

Section 6.	COMPANY’S AFFIRMATIVE COVENANTS	90

6.1	Financial Statements and Other Reports	90

6.2	Existence, etc	94

6.3	Payment of Taxes and Claims; Tax	94

6.4	Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation Proceeds	95

6.5	Inspection Rights; Lender Meeting	97

6.6	Compliance with Laws, etc	98

6.7	Environmental Matters	98

6.8	Execution of Subsidiary Guaranty and Personal Property Collateral Documents After the Closing Date	100

6.9	Matters Relating to Additional Real Property Collateral	101

6.10	Interest Rate Protection	102

6.11	Deposit Accounts, Securities Accounts and Cash Management Systems	102

6.12	Acquisition of Like-Kind Exchange Assets.	102

Section 7.	COMPANY’S NEGATIVE COVENANTS	103

7.1	Indebtedness	103

7.2	Liens and Related Matters	104

7.3	Investments; Acquisitions	106

7.4	Contingent Obligations	107

7.5	Restricted Junior Payments	108

7.6	Financial Covenants	109

7.7	Restriction on Fundamental Changes; Asset Sales	118

7.8	Consolidated Capital Expenditures	120

7.9	Transactions with Shareholders and Affiliates	121

7.10	Sales and Lease-Backs	121

7.11	Conduct of Business	122

7.12	Amendments or Waivers of Certain Agreements	122

7.13	Fiscal Year	123

Section 8.	EVENTS OF DEFAULT	123

8.1	Failure to Make Payments When Due	123

8.2	Default in Other Agreements	123

8.3	Breach of Certain Covenants	123

8.4	Breach of Warranty	124

8.5	Other Defaults Under Loan Documents	124

8.6	Involuntary Bankruptcy; Appointment of Receiver, etc	124

8.7	Voluntary Bankruptcy; Appointment of Receiver, etc	124

8.8	Judgments and Attachments	125

8.9	Dissolution	125

8.10	Employee Benefit Plans	125

8.11	Change in Control	125

8.12	Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations	126

8.13	Conduct of Business By Holdings	126

8.14	Failure to Consummate the Acquisition	126

8.15	Amendment of Certain Documents of Holdings	126

Section 9.	ADMINISTRATIVE AGENT	127

9.1	Appointment	127

9.2	Powers and Duties; General Immunity	128

9.3	Independent Investigation by Lenders; No Responsibility for Appraisal of Creditworthiness	130

9.4	Right to Indemnity	130

9.5	Resignation of Agents; Successor Administrative Agent and Swing Line Lender	131

9.6	Collateral Documents, Guaranties and Subordination Agreement	132

9.7	Duties of Other Agents	133

9.8	Administrative Agent May File Proofs of Claim	133

Section 10.	MISCELLANEOUS	134

10.1	Successors and Assigns; Assignments and Participations in Loans and Letters of Credit	134

10.2	Expenses	138

10.3	Indemnity	139

10.4	Set-Off	140

10.5	Ratable Sharing	140

10.6	Amendments and Waivers	141

10.7	Independence of Covenants	143

10.8	Notices; Effectiveness of Signatures	143

10.9	Survival of Representations, Warranties and Agreements	143

10.10	Failure or Indulgence Not Waiver; Remedies Cumulative	144

10.11	Marshalling; Payments Set Aside	144

10.12	Severability	144

10.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver	144

10.14	Release of Security Interest or Guaranty	145

10.15	Applicable Law	145

10.16	Construction of Agreement; Nature of Relationship	146

10.17	Consent to Jurisdiction and Service of Process	146

10.18	Waiver of Jury Trial	147

10.19	Confidentiality	147

10.20	Customer Identification - USA PATRIOT Act Notice.	148

10.21	Counterparts; Effectiveness	148

10.22	Paramountcy	148

Signature pages		S-1

v

EXHIBITS

I	FORM OF NOTICE OF BORROWING

II	FORM OF NOTICE OF CONVERSION/CONTINUATION

III	FORM OF REQUEST FOR ISSUANCE OF LETTER OF CREDIT

IV	FORM OF TRANCHE B TERM NOTE

V	FORM OF BRIDGE NOTE

VI	FORM OF REVOLVING NOTE

VII	FORM OF SWING LINE NOTE

VIII	FORM OF COMPLIANCE CERTIFICATE

IX	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

X	FORM OF SOLVENCY CERTIFICATE

XI	FORM OF SUBSIDIARY GUARANTY

XII	FORM OF SECURITY AGREEMENT

XIII	FORM OF HOLDINGS PLEDGE AGREEMENT

XIV	FORM OF MORTGAGE

XV	FORM OF HOLDINGS GUARANTY

XVI	FORM OF SUBORDINATED LOAN DOCUMENTS

XVII	FORM OF SUBORDINATION AGREEMENT

XVIII	FORM OF ESCROW AGREEMENT

XIX	FORM OF BORROWING LIMIT CERTIFICATE

SCHEDULES

1.1A	BACKSTOPPED SI LETTERS OF CREDIT

1.1B	ROANOKE PROPERTY

2.1	REVOLVING LENDERS’ COMMITMENTS AND PRO RATA SHARES

3.1	EXISTING LETTERS OF CREDIT

4.1C	CORPORATE AND CAPITAL STRUCTURE; OWNERSHIP; MANAGEMENT

4.1J	CLOSING DATE MORTGAGED PROPERTIES

5.1	SUBSIDIARIES OF COMPANY

5.5B	REAL PROPERTY

5.5C	INTELLECTUAL PROPERTY

5.6	LITIGATION

5.11	CERTAIN EMPLOYEE BENEFIT PLANS

5.13	ENVIRONMENTAL MATTERS

7.1	CERTAIN EXISTING INDEBTEDNESS

7.2	CERTAIN EXISTING LIENS

7.3	CERTAIN EXISTING INVESTMENTS

7.4	CERTAIN EXISTING CONTINGENT OBLIGATIONS

PROPEX FABRICS INC.

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of January 31, 2006 and entered into by and among PROPEX FABRICS INC., a Delaware corporation (“Company”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a “Lender” and collectively as “Lenders”), and BNP PARIBAS (“BNP Paribas”), as administrative agent for Lenders (in such capacity, “Administrative Agent”).

R E C I T A L S

WHEREAS, Company has entered into the Acquisition Agreement pursuant to which it intends to acquire the Capital Stock of the SI Companies;

WHEREAS, Lenders, at the request of Company, have agreed to extend certain credit facilities to Company, the proceeds of which will be used (i) to fund the Acquisition Financing Requirements, (ii) to refinance all outstanding indebtedness under Company’s Existing Credit Agreement, and (iii) to provide financing for working capital and other general corporate purposes of Company and its Subsidiaries;

WHEREAS, Company desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, on behalf of Lenders, a first priority Lien on substantially all of its real and personal property, including a pledge of all of the Capital Stock of its Domestic Subsidiaries and 66% of the Capital Stock of its Foreign Subsidiaries;

WHEREAS, all of the Domestic Subsidiaries of Company have agreed to guarantee the Obligations hereunder and under the other Loan Documents and to secure their guaranties by granting to Administrative Agent, on behalf of Lenders, a first priority Lien on substantially all of their real and personal property, including a pledge of all of the Capital Stock of their Domestic Subsidiaries and 66% of the Capital Stock of their Foreign Subsidiaries; and

WHEREAS, Holdings has agreed to guarantee the Obligations hereunder and under the Loan Documents and to secure its guaranty by pledging to Administrative Agent, on behalf of Lenders, all of the Capital Stock of Company;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders and Administrative Agent agree as follows:

Section 1. DEFINITIONS

1.1 Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Acquisition” means, the acquisition by Company of all of the Capital Stock of the SI Companies.

“Acquisition Agreement” means that certain Stock Purchase Agreement by and among SI Concrete, SI Geosolutions, Company, as purchaser, and the SI Sellers dated as of December 30, 2005, as amended by the Amendment No. 1 to Stock Purchase Agreement dated as of January 30, 2005, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement, and as such agreement may be amended from time to time after the date hereof to the extent permitted under subsection 7.12.

“Acquisition Financing Requirements” means the aggregate of all amounts necessary (i) to pay the consideration for the Acquisition, and (ii) to pay Transaction Costs, in each case, in amounts not to exceed the amounts set forth in subsection 4.1O.

“Additional Mortgage” has the meaning set forth in subsection 6.9.

“Additional Mortgaged Property” has the meaning set forth in subsection 6.9.

“Adjusted LIBOR” means, for each Interest Period in respect of any LIBOR Loan, an interest rate per annum (rounded upward, if necessary, to the nearest 1/16 of 1% determined pursuant to the following formula:

Adjusted LIBOR =	LIBOR
1.00 – Eurodollar Reserve Percentage

Adjusted LIBOR shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5A.

“Advisory Services Agreement” means that certain Advisory Services Agreement dated October 29, 2004, among certain Permitted Holders, Holdings, Company and each of their present and future wholly-owned Subsidiaries.

“Affected Lender” has the meaning assigned to that term in subsection 2.7C.

“Affected Loans” has the meaning assigned to that term in subsection 2.7C.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agents” means Administrative Agent and the Persons as may be identified on the cover of this Agreement as syndication agent and documentation agent.

“Agreement” means this Credit Agreement dated as of January 31, 2006.

“Applicable Law” means any and all laws, regulations, ordinances or other legally binding rules, judgments, orders, decrees, permits, concessions, grants, franchises or governmental restrictions issued or promulgated by a Government Authority and applicable to the matter in question.

“Approved Fund” means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Relocation Expenditures” means expenditures made by Company or its Subsidiaries in relocating equipment of (i) the SI Companies from the SI Companies former facility located in Chickamauga, Georgia to other facilities owned or operated by the SI Companies’ in an aggregate amount not to exceed $13,500,000, and (ii) Company from its Seneca, South Carolina and Austell, Georgia facilities to other facilities operated by Company or its Subsidiaries in an aggregate amount not to exceed $1,800,000.

“Asset Sale” means the sale (x) by Company or any of its Domestic Subsidiaries to any Person other than Company or any of its Subsidiaries that are Guarantors or (y) by any Foreign Subsidiary to any Person other than Company or any of its Subsidiaries of, in each case, (i) any of the stock of any of Company’s Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries (other than (a) inventory sold in the ordinary course of business, (b) sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of collection and (c) any such other assets to the extent that (I) the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $2,600,000 or less, (II) the aggregate value of such assets sold in any consecutive 12 month period is equal to $6,500,000 or less, and (III) the aggregate value of such assets sold from the Closing Date to the date of determination is $32,500,000 or less, provided, however, that if Company has provided an Officer’s Certificate as contemplated in subclause 2.4B(iii)(a)(2), and is otherwise in compliance with clauses 2.4B(iii)(a) and 7.7(v), such sale of assets shall constitute an Asset Sale and shall not count against the amounts set forth in this subclause (iii)(c), in each case to the extent of the Net Asset Sale Proceeds which are the subject of such Officer’s Certificate). For avoidance of doubt, the Roanoke Like-Kind Exchange shall constitute an Asset Sale.

“Assignment Agreement” means an Assignment and Assumption Agreement in substantially the form of Exhibit IX annexed hereto.

“Backstopped SI Letters of Credit” means those letters of credit set forth on Schedule 1.1A for which Issuing Lender has delivered a “back-to-back” Letter of Credit in support of the obligations in respect of the same.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If, for any reason, Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the inability or failure of Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regards to clause (ii) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

“Base Rate Margin” means the margin over the Base Rate used in determining the rate of interest of Base Rate Loans pursuant to subsection 2.2A.

“BNP Paribas” has the meaning assigned to that term in the introduction to this Agreement.

“Borrowing Base” means, as at any date of determination, an aggregate amount equal to (i) 60% of the net book value of all inventory owned by Company and its Subsidiaries, plus (ii) 85% of the net book value of all accounts receivable of Company and its Subsidiaries, all calculated on a consolidated basis in accordance with GAAP. The Borrowing Base shall be determined based on the most recent Borrowing Limit Certificate delivered by Company to Administrative Agent pursuant to subsection 4.1Q or subsection 6.1(xvii) or any Borrowing Limit Certificate subsequently voluntarily delivered by Company to the Administrative Agent.

“Borrowing Limit” means that sum of (i) $110,000,000 plus (ii) the greater of (x) $65,000,000 and (y) the Borrowing Base, plus (iii) the sum of $20,000,000 plus 5% of the increase in Company’s Consolidated Net Tangible Assets from January 1, 2005 to the end of the latest Fiscal Quarter for which financial statements are available minus the amount of Indebtedness (other than the Obligations) or trade payables secured by Liens constituting “Permitted Liens” under the Senior Note Indenture pursuant to clause (24) of the definition thereof.

“Borrowing Limit Certificate” means the certificate in substantially the form of Exhibit XIX annexed hereto delivered by Company to the Administrative Agent pursuant to subsection 4.1Q and subsection 6.1(xvii).

“Bridge Loan Commitment” means the commitment of a Lender to make a Bridge Loan to Company pursuant to subsection 2.1A(ii), and “Bridge Loan Commitments” means such commitments of all Lenders in the aggregate.

“Bridge Loan Exposure”, with respect to any Lender, means, as of any date of determination (i) prior to the funding of the Bridge Loans, the amount of that Lender’s Bridge Loan Commitment and (ii) after the funding of the Bridge Loans, the outstanding principal amount of the Bridge Loan of that Lender.

“Bridge Loan Maturity Date” means May 1, 2006.

“Bridge Loans” means the Loans made by Lenders to Company pursuant to subsection 2.1A(ii).

“Bridge Notes” means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Bridge Loans of any Lender, substantially in the form of Exhibit V annexed hereto.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with LIBOR or any LIBOR Loans, any day that is a Business Day described in clause (i) above that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real or personal) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means the capital stock of or other equity interests of a Person.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s, or, in the case of a Foreign Subsidiary, reasonably equivalent ratings of another internationally recognized credit rating agency; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s, and (vi) in the case of a Foreign Subsidiary, obligations issued by, or unconditionally guaranteed by, the national government of the country in which such Foreign Subsidiary is incorporated, or issued by any agency thereof, and backed by the full faith and credit or such national government maturing within 180 days from the date of acquisition thereof.

“Change in Control” means any of the following:

(i) any Person or group (as such term is used in section 13(d) of the Exchange Act) of Persons (other than Holdings, a Permitted Holder and any entity formed by a Permitted Holder solely for the purpose of owning Capital Stock of Holdings) shall become the beneficial owner, directly or indirectly (with beneficial ownership being as defined and calculated as set forth in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), of shares representing more than 50% of the Capital Stock (measured by voting power rather than number of shares) that is at the time entitled to vote for the election of the Board of Directors of Holdings or Company;

(ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Company or Holdings (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Company or Holdings, as applicable, was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or disability) to constitute a majority of the Board of Directors then in office;

(iii) the failure at any time of Holdings to legally and beneficially own and control 100% of the issued and outstanding shares of capital stock of Company or the failure at any time of Holdings to have the ability to elect all of the Governing Body of Company;

(iv) the occurrence of any “Change of Control” as defined in the Senior Note Indenture;

(v) the occurrence of any “Change of Control” as defined in the Holdings Note; and

(vi) the occurrence of any “Change in Control” as defined in the Subordinated Loan Documents.

As used herein, the term “beneficially own” or “beneficial ownership” shall have the meaning set forth in clause (i) above.

“Class”, as applied to Lenders, means each of the following three classes of Lenders: (i) Lenders having Revolving Loan Exposure, (ii) Lenders having Tranche B Term Loan Exposure and (iii) Lenders having Bridge Loan Exposure.

“Closing Date” means the date on which the initial Loans are made.

“Closing Date Mortgaged Property” has the meaning set forth in subsection 4.1K.

“Closing Date Mortgages” has the meaning set forth in subsection 4.1K.

“Collateral” means, collectively, all of the real and personal property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations (or, in the case of Mortgages from the Exchange Accommodators, as security for certain obligations of such entities to the Administrative Agent for the benefit of the Lenders under the Like-Kind Documents).

“Collateral Account” has the meaning assigned to that term in the Security Agreement.

“Collateral Documents” means the Security Agreement, the Holdings Pledge Agreement, the Foreign Pledge Agreements, the Mortgages and all other instruments or documents delivered by any Loan Party (or the Exchange Accommodators) pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations (or, in the case of Mortgages from the Exchange Accommodators, as security for certain obligations of such entities to the Administrative Agent for the benefit of the Lenders under the Like-Kind Documents).

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services.

“Commitments” means the commitments of Lenders to make Loans as set forth in subsections 2.1A and 3.3.

“Company” has the meaning assigned to such term in the recitals.

“Compliance Certificate” means a certificate substantially in the form of Exhibit VIII annexed hereto.

“Concrete EAT LLC” means Concrete EAT LLC, a Delaware limited liability company.

“Concrete Exchange LLC” means SI Concrete Exchange LLC, a Delaware limited liability company.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated January 2006 and any supplement thereto prepared by BNP Paribas relating to the credit facilities evidenced by this Agreement.

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized in such period on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries. For purposes of this definition, the purchase price of fixed assets that (a) are purchased simultaneously with the trade-in of fixed assets, (b) are purchased in accordance with subsection 2.4B(iii)(a)(2) within 270 days of receipt of Net Asset Sale Proceeds in respect of a sale of fixed assets, or (c) are purchased in accordance with subsection 6.4C within 270 days of receipt of Net Insurance/Condemnation Proceeds, shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such fixed assets for the fixed-assets being traded in at such time, the Net Asset Sale Proceeds received from the sale of such fixed assets applied to such purchase of new fixed assets or the amount of such Net Insurance/Condemnation Proceeds applied to the purchase of such fixed assets, as the case may be. For purposes of subsections 7.6B and 7.8, Asset Relocation Expenditures shall not constitute Consolidated Capital Expenditures. The acquisition of the Like-Kind Exchange Assets pursuant to the Like-Kind Exchange Documents after the Closing Date shall not constitute Consolidated Capital Expenditures.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period excluding, any interest expense not payable in Cash (such as interest payable in kind, non-cash amortization and write-off of discount and debt issuance costs).

“Consolidated Current Assets” means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis which are properly classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents of Company and its Subsidiaries.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis which are properly classified as current liabilities in conformity with GAAP, excluding the current portions of Funded Debt and Capital Leases of Company and its Subsidiaries.

“Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) Propex Restructuring Costs, (vii) SI Integration Costs, and (viii) other non-cash items (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period) including the write up of inventory to its estimated fair market value pursuant to SFAS 141 in excess of its manufacturing cost, but only, in the case of clauses (ii)-(viii), to the extent deducted in the calculation of Consolidated Net Income, less non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item to the extent it will result in the receipt of cash payments in any future period), all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP; provided, that, for purposes of calculating the Consolidated Leverage Ratio, the Consolidated Senior Secured Leverage Ratio and compliance with subsection 7.6D, Consolidated EBITDA: (a) for the Fiscal Quarter ended September 30, 2005, shall be deemed to be $23,900,000; (b) for the Fiscal Quarter ended December 31, 2005, shall be deemed to be $20,200,000; and (c) for the month ended January 31, 2006, shall be deemed to be $6,800,000.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated EBITDA and (b) the Consolidated Working Capital Adjustment minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (excluding repayments of Revolving Loans except to the extent the Revolving Loan Commitments are permanently reduced in connection with such repayments and excluding any such payments constituting Restricted Junior Payments permitted by subsection 7.5(iv)), (b) Consolidated Capital Expenditures (net of any proceeds of any related financings with respect to such expenditures other than Revolving Loans), (c) Consolidated Cash Interest Expense, and (d) current taxes based on income of Company and its Subsidiaries and paid or payable in cash with respect to such period.

“Consolidated Excess Cash Flow Percentage” has the meaning assigned to that term in subsection 2.4B(iii)(e).

“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Cash Interest Expense, (ii) scheduled principal payments in respect of Consolidated Total Debt, (iii) current taxes based on income of Company and its Subsidiaries and paid in cash with respect to such period, (iv) Restricted Junior Payments and (v) the aggregate amount of all rents paid or payable during that period under all Capital Leases to which Company or any of its Subsidiaries is a party (for certainty, excluding the interest portion to the extent included by (i) above), all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Interest Rate Agreements and amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders and amounts set forth in subsection 2.3 of the Subordinated

Loan Agreement payable to the Subordinated Administrative Agent and the Subordinated Lenders that are considered interest expense in accordance with GAAP, but excluding (i) any such amounts referred to in subsection 2.3 payable on or before the Closing Date (ii) the amount of unamortized fees and expenses related to the Existing Credit Agreement that would constitute interest expense in such period in accordance with GAAP due to the prepayment of loans and termination of commitments under the Existing Credit Agreement, and (iii) the Conversion Fee.

“Consolidated Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Total Debt as at such date to (ii) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on such date.

“Consolidated Net Income” means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person’s assets are acquired by Company or any of its Subsidiaries, (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to asset sales or returned surplus assets of any Pension Plan, (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses, and (vi) the impact of currency translation gains and losses and mark-to-market gains and losses on any Hedge Agreement.

“Consolidated Net Tangible Assets” means, as of any date of determination, the total assets, less goodwill and other intangibles (other than patents, trademarks, copyrights, licenses and other intellectual property), net of total liabilities, in each case, as shown on the balance sheet of Company and its Restricted Subsidiaries (as defined in the Senior Note Indenture) for the most recently ended fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP.

“Consolidated Senior Secured Leverage Ratio” means, as of the last day of any Fiscal Quarter the ratio of (a) Consolidated Total Senior Secured Debt as at such day to (b) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on such day.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Senior Secured Debt” means the principal amount of the Loans and any other Indebtedness of Company or any of its Subsidiaries that is secured by any Lien.

“Consolidated Working Capital” means, as at any date of determination, the excess (or deficit) of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period (adjusted on a pro forma basis to give effect to any Asset Sale during such period in accordance with GAAP) exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (but without duplication) (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings (other than Backstopped SI Letters of Credit), or (iii) under Hedge Agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Contractual Obligation”, as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Conversion Date” means the earlier of (i) the Bridge Loan Maturity Date, and (ii) the date specified by Company in a properly delivered Notice of Bridge Loan Conversion for the conversion of the Bridge Loans into Subordinated Loans pursuant to subsection 2.5.

“Conversion Default” means (i) any Event of Default under subsections 8.1, 8.2(i), 8.6 or 8.7, (ii) failure to pay the Conversion Fee on the Conversion Date, and (iii) failure to pay accrued interest on the Bridge Loans on the Conversion Date, and (iv) any event of default under the Subordinated Loan Documents that would exist immediately after giving effect to their release from escrow pursuant to the Escrow Agreement.

“Conversion Fee” means the conversion fee payable to Administrative Agent for distribution to Lenders having Bridge Loan Exposure on the Conversion Date in an amount equal to 1.50% of the aggregate principal amount of the Bridge Loans outstanding on such date.

“Corporate Acquisition” means the acquisition by purchase or otherwise of all or substantially all of the business, property or fixed assets of, or Capital Stock or other ownership interest of, any Person or any division or line of business of any Person, including the Acquisition.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, in each case to which Company or any of its Subsidiaries is a party.

“Deposit Account” means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Company that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and (ii) (a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies; provided that neither Company nor any Affiliate of Company shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by Company, any of its Subsidiaries or any of their respective ERISA Affiliates and any Former ERISA Affiliate Plan of Company, any of its Subsidiaries or ERISA Affiliates.

“Environmental Claim” means any notice of investigation, notice of violation, claim, action, suit, proceeding, demand, finding, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any common law relating to environmental matters and all current or future statutes, ordinances, orders, rules, regulations, binding guidance documents, judgments, Governmental Authorizations, or any other binding requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of the environment, natural resources or human, plant or animal health, safety or welfare, in each case in any manner applicable to Company or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate”, as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on

Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Escrow Agent” means BNP Paribas, in its capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement substantially in the form of Exhibit XVIII annexed hereto.

“Eurodollar Reserve Percentage” means the reserve percentage (expressed as a decimal, rounded upward, if necessary, to the nearest 1/100 of 1%) in effect on the date LIBOR for such Interest Period is determined (whether or not applicable to any Lender) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) having a term comparable to such Interest Period, which for avoidance of doubt, as of the Closing Date, is zero.

“Event of Default” means each of the events set forth in Section 8.

“Exchange Accommodator” means Concrete EAT LLC and Geosolutions EAT LLC, collectively.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Existing Credit Agreement” means that certain Credit Agreement dated as of December 1, 2004 and entered into by and among Company, the financial institutions listed on the signature pages thereof and Administrative Agent.

“Existing Indebtedness” means the Existing Credit Agreement and the other existing indebtedness of Company and its Subsidiaries for borrowed money and all guaranties, collateral arrangements and other material agreements and undertakings with respect thereto.

“Existing Letter of Credit” means each Letter of Credit previously issued for the account of Company or a Subsidiary that is outstanding as of the Closing Date and listed on Schedule 3.1.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, or operated by Company, the SI Companies, their Subsidiaries or any of their respective predecessors or Affiliates.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

“Financial Plan” has the meaning assigned to that term in subsection 6.1(xi).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens permitted pursuant to subsection 7.2A and (ii) such Lien is the only Lien (other than Liens permitted pursuant to subsection 7.2A) to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of Company and its Subsidiaries of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year, or if Company changes its Fiscal Quarters from calendar quarters to sequential 13-week periods pursuant to subsection 7.13, the date on which the Company’s fourth Fiscal Quarter ends. For purposes of this Agreement, any particular Fiscal Year may be designated by references to the calendar year in which such Fiscal Year ends.

“Flood Hazard Property” means a Closing Date Mortgaged Property or an Additional Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Plan” means any employee benefit plan maintained by Company or any of its Subsidiaries that is mandated or governed by any law, rule or regulation of any Government Authority other than the United States, any state thereof or any other political subdivision thereof.

“Foreign Pledge Agreement” means each pledge agreement or similar instrument governed by the laws of a country other than the United States, executed on the Closing Date or from time to time thereafter in accordance with subsection 6.8 by Company or any Domestic Subsidiary that owns Capital Stock of one or more Foreign Subsidiaries organized in such country, in form and substance satisfactory to Administrative Agent.

“Foreign Subsidiary” means any Subsidiary of Company that is not a Domestic Subsidiary.

“Former ERISA Affiliate Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by any former ERISA Affiliate of a Person or any of its Subsidiaries for which such Person or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt”, as applied to any Person, means all Indebtedness of that Person (including any current portions thereof) which by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is directly renewable or extendable at the option of that Person to a date more than one year from (including an option of that Person under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more from), the date of the creation thereof.

“Funding and Payment Office” means (i) the office of Administrative Agent and Swing Line Lender located at 919 Third Avenue, New York, New York 10022 or (ii) such other office of Administrative Agent and Swing Line Lender as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent and Swing Line Lender to Company and each Lender.

“Funding Date” means the date of the funding of a Loan, or the issuance of any Letter of Credit.

“GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Geosolutions EAT LLC” means Geosolutions EAT LLC, a Delaware limited liability company.

“Geosolutions Exchange LLC” means SI Geosolutions Exchange LLC, a Delaware limited liability company.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Government Authority” means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any approval, certificate, franchise, permit, license, registration, authorization, plan, directive, consent, order or consent decree of or from, or notice to, any Government Authority.

“Guaranties” means the Holdings Guaranty and the Subsidiary Guaranty.

“Hazardous Materials” means (i) any chemical, material or substance at any time defined under any applicable Environmental Law as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other similar term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority under any applicable Environmental Law because it may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively and are not for speculative purposes.

“Historical Financial Statements” means (i) the audited financial statements of Company for its Fiscal Years 2002, 2003 and 2004, consisting of balance sheets and the related combined statements of operations and cash flows for such Fiscal Years, (ii) the audited financial statements of the SI Companies for Fiscal Years 2004 and 2005, consisting of balance sheets and the related combined statements of operations and cash flows for such Fiscal Years, (iii) the unaudited financial statements of Company as at September 30, 2005, consisting of a balance sheet and the related combined statements of operations and cash flows for the nine-month period ending on such date, and (iv) the unaudited financial statements of the SI Companies as at December 4, 2005, consisting of a balance sheet and the related combined statements of operations and cash flows for the two-month period ending on such date.

“Holdings” means Propex Fabrics Holdings Inc., a Delaware corporation.

“Holdings Common Stock” means the common stock of Holdings, par value $.01 per share.

“Holdings Guaranty” means the Holdings Guaranty executed and delivered by Holdings on the Closing Date, substantially in the form of Exhibit XV annexed hereto.

“Holdings Note” means the unsecured subordinated note dated as of December 1, 2004 and issued by Holdings to Propex Seller.

“Holdings Pledge Agreement” means the Holdings Pledge Agreement executed and delivered by Holdings on the Closing Date, substantially in the form of Exhibit XIII annexed hereto.

“Hungarian Reorganization” means a contribution and/or sale, directly or indirectly, by Company of its ownership interest in Propex Hungary to Propex Hungary Holdings, resulting in Propex Hungary Holdings owning 100% of the Capital Stock of Propex Hungary.

“Indebtedness”, as applied to any Person, means the principal amount of (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (v) Synthetic Lease Obligations, and (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness.

“Indemnified Liabilities” has the meaning assigned to that term in subsection 10.3.

“Indemnitee” has the meaning assigned to that term in subsection 10.3.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries.

“Interest Payment Date” means (i) with respect to any Base Rate Loan, each March 15, June 15, September 15 and December 15 of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any LIBOR Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include the date that is three months, or a multiple thereof, after the commencement of such Interest Period.

“Interest Period” has the meaning assigned to that term in subsection 2.2B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Interest Rate Determination Date”, with respect to any Interest Period, means the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its Subsidiaries, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales or services provided to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

“IP Collateral” means, collectively, the Intellectual Property that constitutes Collateral under the Security Agreement.

“IP Filing Office” means the United States Patent and Trademark Office, the United States Copyright Office or any successor or substitute office in which filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

“Issuing Lender”, with respect to any Letter of Credit, means the Revolving Lender that agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in subsection 3.1B(ii).

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Landlord Consent and Estoppel”, with respect to any Leasehold Property, means a letter, certificate or other instrument in writing from the lessor under the related lease, satisfactory in form and substance to Administrative Agent, pursuant to which such lessor agrees, for the benefit of Administrative Agent, (i) that without any further consent of such lessor or any further action on the part of the Loan Party holding such Leasehold Property, such Leasehold Property may be encumbered pursuant to a Mortgage and may be assigned to the purchaser at a foreclosure sale or in a transfer in lieu of such a sale (and to a subsequent third party assignee if Administrative Agent, any Lender, or an Affiliate of either so acquires such Leasehold Property), (ii) that such lessor shall not terminate such lease as a result of a default by such Loan Party thereunder without first giving Administrative Agent notice of such default and at least 60 days (or, if such default cannot reasonably be cured by Administrative Agent within such period, such longer period as may reasonably be required) to cure such default, (iii) that the lessor waives its lien against personal property Collateral located on such Leasehold Property and grants a license to Administrative Agent to enter the premises to assemble, prepare for sale, repair, remove or sell such Collateral, and (iv) to such other matters relating to such Leasehold Property or the Collateral located therein as Administrative Agent may reasonably request, in each case, subject to such exceptions or adjustments as deemed appropriate by Administrative Agent.

“Lead Arranger” means BNP Paribas Securities Corp..

“Leasehold Property” means any leasehold interest of any Loan Party as lessee under any lease of real property.

“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1, and the term “Lenders” shall include Swing Line Lender unless the context otherwise requires; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

“Letter of Credit” or “Letters of Credit” means Standby Letters of Credit issued or to be issued by Issuing Lenders for the account of Company pursuant to subsection 3.1 and any Existing Letter of Credit.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by Company.

“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Loan, the London interbank offered rate, rounded upward, if necessary, to the nearest 1/100 of 1%, equal to the offered rate for deposits in Dollars for a period equal to such Interest Period, commencing on the first day of such Interest Period, which appears on Telerate Page 3750 (or such other page as may replace Telerate Page 3750 on that service or any successor service for the purpose of displaying London interbank offered rates of major banks) as of 11:00 A.M. (London time), on such Interest Rate Determination Date. If the LIBOR rate for an Interest Period cannot be determined pursuant to the preceding sentence, then the LIBOR rate for such Interest Period shall be determined on the basis of the rates at which deposits in Dollars are offered to BNP Paribas at approximately 11:00 A.M. (London time) on such Interest Rate Determination Date, and on an amount that is approximately equal to the principal amount of the LIBOR Loans to which such Interest Period is applicable. Administrative Agent will request the principal London office of BNP Paribas to provide a quotation of its rate.

“LIBOR Loans” means Loans bearing interest at rates determined by reference to Adjusted LIBOR as provided in subsection 2.2A.

“LIBOR Margin” means the margin over Adjusted LIBOR used in determining the rate of interest of LIBOR Loans pursuant to subsection 2.2A.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Like-Kind Exchange Assets” means that certain real property and equipment of SI Geosolutions and SI Concrete that is sold prior to the Closing Date to Geosolutions EAT LLC and Concrete EAT LLC, respectively, as exchange accommodators, pursuant to the Like-Kind Exchange Documents.

“Like-Kind Exchange Documents” means (i) the Qualified Exchange Accommodation Agreement by and among Company, National Safe Harbor Exchanges, a California corporation, Geosolutions EAT LLC and Concrete EAT LLC, (ii) the Asset Purchase Agreement by and among Geosolutions EAT LLC and SI Geosolutions, (iii) the Asset Purchase

Agreement by and among Concrete EAT LLC and SI Concrete, (iv) the Operating Agreement by and between Geosolutions EAT LLC and SI Geosolutions, (v) the Operating Agreement by and between Concrete EAT LLC and SI Concrete, (vi) the Loan Agreement by and between Company and Geosolutions EAT LLC, (vii) the Loan Agreement by and between Company and Concrete EAT LLC, (viii) the promissory note issued by Geosolutions EAT LLC to Company, (ix) the promissory note issued by Concrete EAT LLC to Company, (x) the promissory issued by Geosolutions EAT LLC to SI Geosolutions, (xi) the promissory note issued by Concrete EAT LLC to SI Concrete (together with the promissory notes described in clauses (viii), (ix), and (x), the “Like-Kind Exchange Notes”), and (xii) the mortgages securing the respective obligations of Geosolutions EAT LLC and Concrete EAT LLC in respect of the Loan Agreements described above and the Like-Kind Exchange Notes, in each case dated January 30, 2006, as the same may be amended in accordance with subsection 7.12.

“Loan” or “Loans” means one or more of the Loans made by Lenders to Company pursuant to subsection 2.1A.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Company in favor of an Issuing Lender relating to, the Letters of Credit), the Guaranties, the Collateral Documents, the Subordination Agreement and all amendments, waivers and consents relating thereto.

“Loan Party” means each of Holdings, Company and any of Company’s Subsidiaries from time to time executing a Loan Document, and “Loan Parties” means all such Persons, collectively.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means any of (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise), liabilities (whether contractual, environmental or otherwise) or prospects of Company and its Subsidiaries taken as a whole, or (ii) the impairment of the ability of the Loan Parties, taken as a whole, to perform the Obligations in any material way, or (iii) the impairment of the ability of Administrative Agent or Lenders to enforce the Obligations; provided however the consummation of the Roanoke Sale in a manner permitted by this Agreement shall be deemed not to have a “Material Adverse Effect”.

“Material Leasehold Property” means a Leasehold Property reasonably determined by Administrative Agent to be of material value as Collateral or of material importance to the operations of Company or any of its Subsidiaries.

“Maximum Consolidated Capital Expenditures Amount” has the meaning assigned to that term in subsection 7.8.

“Mortgage” means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party,

substantially in the form of Exhibit XIV annexed hereto or in such other form as may be approved by Administrative Agent in its sole discretion, in each case with such changes thereto as may be recommended by Administrative Agent’s local counsel based on local laws or customary local mortgage or deed of trust practices, or (ii) at Administrative Agent’s option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form satisfactory to Administrative Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage. “Mortgages” means all such instruments, including the Closing Date Mortgages and any Additional Mortgages, collectively.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Asset Sale Proceeds”, with respect to any Asset Sale, means Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale (including any cash received in connection with the Roanoke Like-Kind Exchange pursuant to any of the Like-Kind Exchange Documents whether in satisfaction of any Like-Kind Exchange Note or otherwise), net of any bona fide direct costs (including professional fees and costs) incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is (a) secured by a Lien on the stock or assets sold and that is required to be repaid under the terms thereof as a result of such Asset Sale and (b) actually paid within 30 days of receipt of such cash payment to a Person that is not an Affiliate of any Loan Party or of any Affiliate of a Loan Party; provided, however, that Net Asset Sale Proceeds shall not include any cash payments received from any Asset Sale by a Foreign Subsidiary unless such proceeds are repatriated or may be repatriated (by reason of a repayment of an intercompany note or otherwise) to the United States without (in the reasonable judgment of Company) resulting in a material tax liability to Company. For the avoidance of doubt, payments for services rendered by Company and/or its Subsidiaries to the acquiror in connection with any Asset Sale under a transitional services agreement or other similar bona fide agreement not in excess of reasonable consideration for the services rendered are not Net Asset Sale Proceeds.

“Net Foreign Equity Investment Amount” has the meaning assigned to that term in subsection 7.3(iii).

“Net Insurance/Condemnation Proceeds” means any Cash payments or proceeds received by Company or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof; provided, however, that Net Insurance/Condemnation Proceeds shall not include any cash payments received by a Foreign Subsidiary unless such proceeds are repatriated or may be repatriated (by reason of a repayment of an intercompany note or otherwise) to the United States without (in the reasonable judgment of Company) resulting in a material tax liability to Company.

“Net Securities Proceeds” means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) from the (i) issuance of Capital Stock of or incurrence of Indebtedness by Company or any of its Subsidiaries and (ii) capital contributions made by a holder of Capital Stock of Company in excess of $2,000,000 in any Fiscal Year.

“Non-Compete Agreement” means that certain non-compete agreement dated as of December 1, 2004 by and between Company and BP plc.

“Non-US Lender” means a Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof.

“Notes” means one or more of the Tranche B Term Notes, Bridge Notes, Revolving Notes or Swing Line Note or any combination thereof.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto.

“Notice of Bridge Loan Conversion” shall have the meaning assigned to such term in subsection 2.5A(i).

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto.

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

“Officer” means the president, chief executive officer, a vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

“Officer’s Certificate”, as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

“Operating Lease”, as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

“Organizational Documents” means the documents (including bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

“Outstanding Obligations” shall have the meaning assigned to such term in subsection 2.4B(iii)(g).

“Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA, and, for purposes of subsection 8.10, any Foreign Plan.

“Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien imposed by a Government Authority in connection with any Foreign Plan, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

(i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

(ii) statutory Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 10 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

(iii) deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, appeal bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

(v) licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or resulting in a material diminution in the value of the Collateral as security for the Obligations;

(vi) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or result in a material diminution in the value of the Collateral as security for the Obligations;

(vii) any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(viii) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(xi) Liens granted pursuant to the Collateral Documents;

(xii) Liens in favor of Company or a Subsidiary Guarantor on assets of any Subsidiary of Company;

(xiii) any interest or title of a lessor under any Capital Lease permitted hereunder, provided that such Liens do not extend to any property or assets which are not leased property subject to such Capital Lease;

(xiv) Liens in favor of a public utility or any municipality or governmental or other public authority when required by such utility, municipality or authority in connection with the ordinary course of operations of Company or its Subsidiaries (and not securing Indebtedness for borrowed money), provided that all such Liens only secure

(a) amounts not yet overdue or (b) amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 10 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien; and

(xv) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries.

“Permitted Holders” means The Sterling Group, L.P., Genstar Capital, L.P., Laminar Direct Capital L.P., BNP Paribas Private Capital Group and their respective Affiliates (in each case, other than portfolio companies thereof).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Government Authorities.

“Pledged Collateral” means, collectively, the “Pledged Collateral” as defined in the Security Agreement and the Holdings Pledge Agreement.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Prime Rate” means the rate that BNP Paribas in New York announces from time to time as its prime rate, effective as of the date announced as the effective date of any change in such prime rate. Without notice to Company or any other Person, the Prime Rate shall change automatically from time to time as and in the amount by which such prime rate shall fluctuate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. BNP Paribas or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Tranche B Term Loan Commitment or the Tranche B Term Loan of any Lender, the percentage obtained by dividing (x) the Tranche B Term Loan Exposure of that Lender by (y) the aggregate Tranche B Term Loan Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Bridge Loan Commitment or the Bridge Loan of any Lender, the percentage obtained by dividing (x) the Bridge Loan Exposure of that Lender by (y) the aggregate Bridge Loan Exposure of all Lenders, (iii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein deemed purchased by any Lender or any assignments of any Swing Line Loans deemed purchased by any

Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, and (iv) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the Tranche B Term Loan Exposure of that Lender plus the Bridge Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (y) the sum of the aggregate Tranche B Term Loan Exposure of all Lenders plus the aggregate Bridge Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The initial Pro Rata Share of each Lender for purposes of each of clause (iii) of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation (written notice of which has been received by Company) or arbitration.

“Propex Brazil” means Propex do Brasil Ltda., a Brazilian company.

“Propex Brazil Holdings” means Propex Fabrics Holdings do Brasil Ltda, a Brazilian company.

“Propex Canada” means Propex Fabrics Canada, Inc., a Quebec corporation.

“Propex de Mexico” means Propex Fabrics de Mexico, S.A. de C.V. (formerly named Amoco Fabrics & Fibers de Mexico, S.A. de C.V.), a Mexican corporation.

“Propex Germany” means Propex Fabrics GmbH (formerly named Amoco Fabrics GmbH), a German private limited company registered with the commercial register of Coesfeld, Germany under HRB 6118.

“Propex Hungary” means Propex Fabrics Magyarország Termelö Korlatolt Felelösségü Tarsagag (formerly named Amoco Fabrics Magyarorszag Termelö Korlatolt Felelösségü Tarsagag), a Hungarian corporation.

“Propex Hungary Holdings” means Propex Fabrics Magyarország Vagyonkezelo Korlátolt Felelösségü Társaság, a Hungarian corporation.

“Propex Restructuring Costs” means employee severance and costs related to site closure or relocation or relocation of assets in connection with the restructuring of the operations of the Company and its Subsidiaries (other than the SI Companies) in an aggregate amount not to exceed $8,400,000.

“Propex Seller” means BP Amoco Chemical Holding Company, a Delaware corporation.

“Propex Servicios” means Propex Fabrics Servicios, S.A. de C.V. (formerly named Amoco Fabrics & Fibers Servicios, S.A. de C.V.), a Mexican corporation.

“Real Property Asset” means, at any time of determination, any interest then owned by any Loan Party (other than any Foreign Subsidiary) in any real property.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document (as hereinafter defined) has been recorded in all places necessary or desirable, in Administrative Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property. For purposes of this definition, the term “Record Document” means, with respect to any Leasehold Property, (a) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (b) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Administrative Agent.

“Refunded Swing Line Loans” has the meaning assigned to that term in subsection 2.1A(iv)(b).

“Register” has the meaning assigned to that term in subsection 2.1D.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” has the meaning assigned to that term in subsection 3.3B.

“Related Agreements” means, collectively, the Acquisition Agreement, the Transitional Services Agreement, the Non-Compete Agreement, the Senior Note Indenture, the Holdings Note, each of the Like-Kind Exchange Documents and, from and after the Conversion, if applicable, the Subordinated Loan Documents.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Request for Issuance” means a request for the issuance of a Letter of Credit substantially in the form of Exhibit III annexed hereto.

“Requisite Class Lenders” means, at any time of determination (i) for the Class of Lenders having Revolving Loan Exposure, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders, (ii) for the Class of Lenders having Tranche B Term Loan Exposure, Lenders having or holding more than 50% of the aggregate Tranche B Term Loan Exposure of all Lenders, and (iii) for the Class of Lenders having Bridge Loan Exposure, Lenders having or holding more than 50% of the aggregate Bridge Loan Exposure of all Lenders.

“Requisite Lenders” means Lenders having or holding more than 50% of the sum of the aggregate Tranche B Term Loan Exposure of all Lenders plus the aggregate Bridge Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding, and (iv) any voluntary or optional payment or prepayment of principal of, premium, if any, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment by Company or its Subsidiaries with respect to any Indebtedness unless it is with respect to (I) Indebtedness that is included in Consolidated Total Senior Secured Debt, or (II) Indebtedness that is permitted by subclauses 7.1(ii) (other than with respect to the Senior Notes and the Subordinated Loans), (iii), (v), (vii), (viii) and (x), other than in any case those made to Company or a Subsidiary Guarantor.

“Revolving Lender” means a Lender that has a Revolving Loan Commitment and/or that has an outstanding Revolving Loan.

“Revolving Loan Commitment” means the commitment of a Revolving Lender to make Revolving Loans to Company pursuant to subsection 2.1A(ii), and “Revolving Loan Commitments” means such commitments of all Revolving Lenders in the aggregate.

“Revolving Loan Commitment Amount” means, at any date, the aggregate amount of the Revolving Loan Commitments of all Revolving Lenders.

“Revolving Loan Commitment Termination Date” means July 31, 2012.

“Revolving Loan Exposure”, with respect to any Revolving Lender, means, as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, the amount of that Lender’s Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any assignments thereof deemed purchased by other Revolving Lenders) plus (e) the aggregate amount of all assignments deemed purchased by that Lender in any outstanding Swing Line Loans.

“Revolving Loans” means the Loans made by Revolving Lenders to Company pursuant to subsection 2.1A(ii).

“Revolving Notes” means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Revolving Loans of any Revolving Lenders, substantially in the form of Exhibit VI annexed hereto.

“Roanoke Like-Kind Exchange” means the exchange of the Roanoke Property for the Like-Kind Exchange Assets pursuant to the Like-Kind Exchange Documents.

“Roanoke Property” means the property of Company located in Roanoke, Alabama as described on Schedule 1.1B.

“Roanoke Sale” means the sale of the Roanoke Property and certain related assets and inventory or the exchange thereof pursuant to the Roanoke Like-Kind Exchange.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” means an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

“Securities Act” means the United States Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means the Security Agreement executed and delivered on the Closing Date, substantially in the form of Exhibit XII annexed hereto.

“Senior Note Indenture” means the indenture dated as of December 1, 2004 pursuant to which the Senior Notes are issued, as such indenture may be amended from time to time to the extent permitted under Section 7.12.

“Senior Notes” means the $150,000,000 in aggregate principal amount of 10% Senior Notes due 2012 of Company issued pursuant to the Senior Note Indenture.

“SI Companies” means SI Concrete and SI Geosolutions.

“SI Concrete” means SI Concrete Systems Corporation, a Delaware corporation.

“SI Geosolutions” means SI Geosolutions Corporation, a Delaware corporation.

“SI Integration Costs” means the costs incurred in connection with the integration of the businesses of the SI Companies with those of the Company and its Subsidiaries (other than the SI Companies) including costs of employee severance and/or retention, personnel relocation, information technology and business process integration, welfare and benefits consolidation, permit, title and intellectual property transfers, re-branding and integration programs, purchase accounting consulting fees and insurance-related costs in an aggregate amount not to exceed $7,800,000.

“SI Material Adverse Change” means any event, occurrence, circumstance, condition, act, omission or fact that, individually or in the aggregate with other events, occurrences, circumstances, conditions, acts, omissions or facts, has resulted in or would reasonably be expected to result in a diminishment in value of or adverse effect on the SI Companies in an amount in excess of $12 million, whether involving any one or more of the operations, financial condition, results of operations, cash flows, assets, liabilities or properties (tangible or intangible) of any of the SI Companies, provided, however, “SI Material Adverse Change” shall not include any change or effect arising out of or attributable to the announcement or consummation of the transactions contemplated by the Acquisition Agreement.

“SI Sellers” means the sellers of the Capital Stock of the SI Companies pursuant to the Acquisition Agreement.

“Solvent”, with respect to any Person, means that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability after taking into account any savings clauses or similar limitations thereon.

“Standby Letter of Credit” means any letter of credit or similar instrument other than a Commercial Letter of Credit.

“Subject Lender” has the meaning assigned to that term in subsection 2.10.

“Subordinated Administrative Agent” means BNP Paribas in its capacity as Subordinated Administrative Agent under the Subordinated Loan Documents.

“Subordinated Lenders” means the Lenders with Subordinated Loan Commitments under the Subordinated Loan Documents.

“Subordinated Loan Agreement” means that certain Loan Agreement entered into by the Subordinated Agent, the Subordinated Lenders and the Company with respect to the Subordinated Loans.

“Subordinated Loan Commitments” shall have the meaning assigned to such term in subsection 2.5A(i).

“Subordinated Loan Documents” means the loan documentation governing the Subordinated Loans substantially in the form of Exhibit XVI annexed hereto.

“Subordinated Loans” shall have the meaning assigned to such term in subsection 2.5A(i).

“Subordination Agreement” means the Subordination Agreement substantially in the form of Exhibit XVII annexed hereto.

“Subsidiary”, with respect to any Person, means any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. Unless the context indicates otherwise, “Subsidiary” means a Subsidiary of Company.

“Subsidiary Guarantor” means any Subsidiary of Company that executes and delivers a counterpart of the Subsidiary Guaranty on the Closing Date or from time to time thereafter pursuant to subsection 6.8.

“Subsidiary Guaranty” means the Subsidiary Guaranty executed and delivered by existing Domestic Subsidiaries of Company on the Closing Date and to be executed and delivered by additional Domestic Subsidiaries of Company from time to time thereafter in accordance with subsection 6.8, substantially in the form of Exhibit XI annexed hereto.

“Supplemental Collateral Agent” has the meaning assigned to that term in subsection 9.1B.

“Swap Counterparty” means a Lender or an Affiliate of a Lender that has entered into a Hedge Agreement at any time on or after the Closing Date (regardless of whether such Swap Counterparty ceases to be a Lender after such Hedge Agreement is entered into) with Company or one of its Subsidiaries, the obligations under which are secured pursuant to the Collateral Documents and guarantied pursuant to the Guaranties, but excluding, for certainty, any Hedge Agreement entered into by a Lender or its Affiliate after its Commitments have been fully cancelled in accordance with the terms hereof or after it has assigned all of its rights under the credit facilities established hereby in accordance with subsection 10.1B.

“Swing Line Lender” means BNP Paribas, or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

“Swing Line Loan Commitment” means the commitment of Swing Line Lender to make Swing Line Loans to Company pursuant to subsection 2.1A(iv).

“Swing Line Loans” means the Loans made by Swing Line Lender to Company pursuant to subsection 2.1A(iv).

“Swing Line Note” means any promissory note of Company issued pursuant to subsection 2.1E to evidence the Swing Line Loans of Swing Line Lender, substantially in the form of Exhibit VII annexed hereto.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness for borrowed money or Capital Leases of such Person (without regard to accounting treatment).

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto; except that, in the case of the Agents and Lenders, there shall be excluded (i) taxes that are imposed on the overall net income or net profits (including franchise taxes imposed in lieu thereof) (a) by the United States, (b) by any other Government Authority under the laws of which such Lender is organized or has its principal office or maintains its applicable lending office, or (c) by any jurisdiction solely as a result of a present or former connection between such Lender and such jurisdiction (other than any such connection arising solely from such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Loan Documents), and (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Agent or Lender is located.

“Term Loans” means, collectively, the Tranche B Term Loans and the Bridge Loans.

“Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans plus (ii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Letter of Credit Usage.

“Tranche B Term Lender” means any Lender having Tranche B Term Loan Exposure.

“Tranche B Term Loan Commitment” means the commitment of a Lender to make a Tranche B Term Loan to Company pursuant to subsection 2.1A(i), and “Tranche B Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Tranche B Term Loan Exposure”, with respect to any Lender, means, as of any date of determination (i) prior to the funding of the Tranche B Term Loans, the amount of that Lender’s Tranche B Term Loan Commitment, and (ii) after the funding of the Tranche B Term Loans, the outstanding principal amount of the Tranche B Term Loan of that Lender.

“Tranche B Term Loan Maturity Date” means July 31, 2012.

“Tranche B Term Loans” means the Loans made by Lenders to Company pursuant to subsection 2.1A(i).

“Tranche B Term Notes” means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Tranche B Term Loans of any Lenders, substantially in the form of Exhibit IV annexed hereto.

“Transaction Costs” means the fees, costs and expenses payable by Company on or before the Closing Date in connection with the transactions contemplated by the Loan Documents.

“Transitional Services Agreement” means that certain Transitional Services Agreement dated as of December 1, 2004, by and between BP Amoco Chemical Holding Company and Company.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unasserted Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (i) the principal of and interest on, and fees relating to, any Indebtedness and (ii) contingent reimbursement obligations in respect of amounts that may be drawn under Letters of Credit) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

“US Holdco I” means Propex Fabrics International Holdings I Inc., a Delaware corporation.

“US Holdco II” means Propex Fabrics International Holdings II Inc., a Delaware corporation.

1.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with

GAAP. Financial statements and other information required to be delivered by Company to Administrative Agent pursuant to clauses (ii), (iii) and (xi) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(v)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 5.3; provided that if at any time any change in GAAP (or change in application thereof) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Company, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (or application thereof)(subject to the approval of Requisite Lenders), provided that, until so amended or such time as it is agreed that no amendment in necessary, such ratio or requirement shall continue to be computed in accordance with GAAP (or application thereof) prior to such change and Company shall provide to Administrative Agent and Lenders reconciliation statements provided for in subsection 6.1(v).

1.3 Other Definitional Provisions and Rules of Construction.

A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B. References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

C. The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

D. Unless otherwise expressly provided herein, references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto.

Section 2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1 Commitments; Making of Loans; the Register; Optional Notes.

A. Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender hereby severally agrees to make the Loans as described in subsections 2.1A(i) and 2.1A(ii) and Swing Line Lender hereby agrees to make the Swing Line Loans as described in subsection 2.1A(iv).

(i) Tranche B Term Loans. Each Lender that has a Tranche B Term Loan Commitment severally agrees to lend to Company on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Tranche B Term Loan Commitments to be used for the purposes identified in subsection 2.6A. The amount of each Lender’s Tranche B Term Loan Commitment shall be set forth in the Register on the Closing Date and the aggregate amount of the Tranche B Term Loan Commitments is $260,000,000; provided that the amount of the Tranche B Term Loan Commitment of each Lender shall be adjusted to give effect to any assignment of such Tranche B Term Loan Commitment pursuant to subsection 10.1B. Each Lender’s Tranche B Term Loan Commitment shall expire immediately and without further action at the close of business in New York City on February 15, 2006 if the Tranche B Term Loans are not made on or before that date. Company may make only one borrowing under the Tranche B Term Loan Commitments. Amounts borrowed under this subsection 2.1A(i) and subsequently repaid or prepaid may not be reborrowed.

(ii) Bridge Loans. Each Lender that has a Bridge Loan Commitment severally agrees to lend to Company on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Bridge Loan Commitments to be used for the purposes identified in subsection 2.6A. The amount of each Lender’s Bridge Loan Commitment shall be set forth in the Register on the Closing Date and the aggregate amount of the Bridge Loan Commitments is $50,000,000; provided that the amount of the Bridge Loan Commitment of each Lender shall be adjusted to give effect to any assignment of such Bridge Loan Commitment pursuant to subsection 10.1B. Each Lender’s Bridge Loan Commitment shall expire immediately and without further action on February 15, 2006 if the Bridge Loans are not made on or before that date. Company may make only one borrowing under the Bridge Loan Commitments. Amounts borrowed under this subsection 2.1A(ii) and subsequently repaid or prepaid may not be reborrowed.

(iii) Revolving Loans. Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsections 2.6A and 2.6B. The original amount of each Revolving Lender’s Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the original Revolving Loan Commitment Amount is $50,000,000; provided that the amount of the Revolving Loan Commitment of each Revolving Lender shall be adjusted to give effect to any assignment of such Revolving Loan Commitment pursuant to subsection 10.1B and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4B. Each Revolving Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment

Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date; provided that each Revolving Lender’s Revolving Loan Commitment shall expire immediately and without further action at the close of business in New York City on February 15, 2006 if the Term Loans are not made on or before that date. Amounts borrowed under this subsection 2.1A(iii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitment Amount then in effect.

(iv) Swing Line Loans.

(a) General Provisions. Swing Line Lender hereby agrees, subject to the limitations set forth in the last paragraph of subsection 2.1A(iii) and set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Company in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.6B, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender’s outstanding Revolving Loans and Swing Line Lender’s Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender’s Revolving Loan Commitment. The original amount of the Swing Line Loan Commitment is $5,000,000; provided that any reduction of the Revolving Loan Commitment Amount made pursuant to subsection 2.4 that reduces the Revolving Loan Commitment Amount to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the amount of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of Company, Administrative Agent or Swing Line Lender. The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date; provided that the Swing Line Loan Commitment shall expire immediately and without further action on February 15, 2006 if the Term Loans are not made on or before that date. Amounts borrowed under this subsection 2.1A(iv) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

(b) Swing Line Loan Prepayment with Proceeds of Revolving Loans. With respect to any Swing Line Loans that have not been voluntarily prepaid by Company pursuant to subsection 2.4B(i), Swing Line Lender may, at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to

Company), no later than 10:00 A.M. (New York City time) on the first Business Day in advance of the proposed Funding Date, a notice requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given. Company hereby authorizes the giving of any such notice and the making of any such Revolving Loans. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by Revolving Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans and shall be due under the Revolving Note, if any, of Swing Line Lender. Company hereby authorizes Administrative Agent and Swing Line Lender to charge Company’s accounts (if any) with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Revolving Lenders, including the Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in any bankruptcy proceeding, in any assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.5.

(c) Swing Line Loan Assignments. On the Funding Date of each Swing Line Loan, each Revolving Lender shall be deemed to, and hereby agrees to, purchase an assignment of such Swing Line Loan in an amount equal to its Pro Rata Share. If for any reason (1) Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of such Swing Line Loan or (2) the Revolving Loan Commitments are terminated at a time when such Swing Line Loan is outstanding, upon notice from Swing Line Lender as provided below, each Revolving Lender shall fund the purchase of such assignment in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (2), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loan together with accrued interest thereon. Upon one Business Day’s notice from Swing Line Lender, each Revolving Lender shall deliver to Swing Line Lender such amount in same day funds at the Funding and Payment Office. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each Revolving Lender agrees to enter into an Assignment Agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Revolving Lender fails to make available to Swing Line Lender any amount as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event Swing Line Lender receives a payment of any amount with respect to which other Revolving Lenders have funded the purchase of assignments as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Revolving Lender its Pro Rata Share of such payment.

(d) Revolving Lenders’ Obligations. Anything contained herein to the contrary notwithstanding, each Revolving Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to subsection 2.1A(iv)(b) and each Revolving Lender’s obligation to purchase an assignment of any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Swing Line Lender, Company or any other Person for any reason whatsoever; (2) the occurrence or continuation of an Event of Default or a Potential Event of Default; (3) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries; (4) any breach of this Agreement or any other Loan Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Revolving Lender are subject to the condition that (x) Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (y) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

B. Borrowing Mechanics. Loans made on any Funding Date (other than Swing Line Loans, Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(iv) or Revolving Loans made pursuant to subsection 3.3B) shall be in an aggregate minimum amount of $2,000,000 and multiples of $500,000 in excess of that amount. Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $250,000 and multiples of $50,000 in excess of that amount. Whenever Company desires that Lenders make Term Loans or Revolving Loans it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 11:00 A.M. (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of a LIBOR Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan), provided that any Notice of Borrowing with respect to any borrowings on the Closing Date may be delivered no later than 9:00 A.M. on the Closing Date. Whenever Company desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 11:00 A.M. (New York City time) on the proposed Funding Date. Term Loans and Revolving Loans may be continued as or converted into Base Rate Loans and LIBOR Loans in the manner provided in subsection 2.2D. In lieu of delivering a Notice of Borrowing, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by an Officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice Company shall have effected Loans or a conversion or continuation, as the case may be, hereunder.

Company shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

Except as otherwise provided in subsections 2.7B, 2.7C and 2.7G, a Notice of Borrowing for, or a Notice of Conversion/Continuation for conversion to, or continuation of, a LIBOR Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing or to effect a conversion or continuation in accordance therewith.

Notwithstanding the foregoing provisions of this subsection 2.1B, no LIBOR Loans may be made and no Base Rate Loan may be converted into a LIBOR Loan until the earlier of the tenth Business Day after the Closing Date and the date specified by Administrative Agent to Company on which the primary syndication of the Loans has been completed.

C. Disbursement of Funds. All Term Loans and Revolving Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the amount of the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender for that type of Loan or Swing Line Lender, as the case may be, of the proposed borrowing. Each such Lender (other than Swing Line Lender) shall make the amount of its Loan available to Administrative Agent not later than 1:00 P.M. (New York City time) on the applicable Funding Date, and Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 1:00 P.M. (New York City time) on the applicable Funding Date, in each case in same day funds in Dollars, at the Funding and Payment Office. Except as provided in subsection 2.1A(iv) and subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing Date) and 4.2 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Company at the Funding and Payment Office or such other account as specified by Company in the applicable Notice of Borrowing.

Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

D. The Register. Administrative Agent, acting for these purposes solely as an agent of Company (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain at its address referred to in subsection 10.8 a register for the recordation of, and shall record, the names and addresses of Lenders and the respective amounts of the Tranche B Term Loan Commitment, Bridge Loan Commitment, Revolving Loan Commitment, Swing Line Loan Commitment, Tranche B Term Loan, Bridge Loan, Revolving Loans and Swing Line Loans of each Lender from time to time (the “Register”). Administrative Agent shall make the Register available for inspection by Company and the Lenders upon reasonable prior notice at reasonable times, provided that a Lender shall only be entitled to inspect its own entry in the Register and not that of any other Lender. Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be prima facie evidence of the contents thereof, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records. Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

E. Optional Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a promissory note or promissory notes to evidence such Lender’s Tranche B Term Loan, Bridge Loan, Revolving Loans or Swing Line Loans, substantially in the form of Exhibit IV, Exhibit V, Exhibit VI or Exhibit VII annexed hereto, respectively, with appropriate insertions.

2.2 Interest on the Loans.

A. Rate of Interest. Subject to the provisions of subsections 2.7 and 2.8, each Tranche B Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or Adjusted LIBOR. Subject to the provisions of subsection 2.8, each Swing Line Loan and each Bridge Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The applicable basis for determining the rate of interest with respect to any Tranche B Term Loan or any Revolving Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B (subject to the last sentence of subsection 2.1B), and the basis for determining the interest rate with respect to any Tranche B Term Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D (subject to the last sentence of subsection 2.1B). If on any day a Tranche B Term Loan or Revolving

Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

(i) Subject to the provisions of subsections 2.2E, 2.2G and 2.8, the Tranche B Term Loans and the Revolving Loans shall bear interest through maturity as follows:

(a) if a Base Rate Loan, then at the sum of the Base Rate plus 1.50% per annum (the “Base Rate Margin”)

(b) if a LIBOR Loan, then at the sum of Adjusted LIBOR plus 2.50% per annum (the “LIBOR Margin”).

(ii) Subject to the provisions of subsections 2.2E, 2.2G and 2.8, the Bridge Loans shall bear interest through maturity at the sum of the Base Rate plus 2.50% per annum.

(iii) Subject to the provisions of subsections 2.2E, 2.2G and 2.8, the Swing Line Loans shall bear interest through maturity at the sum of the Base Rate plus the applicable Base Rate Margin for Revolving Loans minus a rate equal to the commitment fee percentage then in effect as determined pursuant to subsection 2.3A.

B. Interest Periods. In connection with each LIBOR Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Company’s option, either a one, two, three or six month period; provided that:

(i) the initial Interest Period for any LIBOR Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a LIBOR Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a LIBOR Loan;

(ii) in the case of immediately successive Interest Periods applicable to a LIBOR Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

(v) no Interest Period with respect to any portion of the Tranche B Term Loans shall extend beyond the Tranche B Term Loan Maturity Date, and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

(vi) no Interest Period with respect to any Tranche B Term Loans shall extend beyond a date on which Company is required to make a scheduled payment of principal of such Tranche B Term Loans, unless the sum of (a) the aggregate principal amount of such Tranche B Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of such Tranche B Term Loans that are LIBOR Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on such Tranche B Term Loans on such date;

(vii) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the date on which a permanent reduction of the Revolving Loan Commitment Amount is scheduled to occur unless the sum of (a) the aggregate principal amount of Revolving Loans that are Base Rate Loans plus (b) the aggregate principal amount of Revolving Loans that are LIBOR Loans with Interest Periods expiring on or before such date plus (c) the excess of the Revolving Loan Commitment Amount then in effect over the aggregate principal amount of Revolving Loans then outstanding equals or exceeds the permanent reduction of the Revolving Loan Commitment Amount that is scheduled to occur on such date;

(viii) there shall be no more than ten Interest Periods outstanding at any time; and

(ix) in the event Company fails to specify an Interest Period for any LIBOR Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity, and in the case of the Bridge Loans, on the Conversion Date); provided that, in the event any Swing Line Loans or any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4B(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

D. Conversion or Continuation. Subject to the provisions of subsection 2.7, Company shall have the option (i) to convert at any time all or any part of its outstanding

Tranche B Term Loans or Revolving Loans equal to $2,000,000 and multiples of $500,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a LIBOR Loan, to continue all or any portion of such Loan equal to $2,000,000 and multiples of $500,000 in excess of that amount as a LIBOR Loan; provided, however, that a LIBOR Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

Company shall deliver a duly executed Notice of Conversion/Continuation to Administrative Agent no later than 2:00 P.M. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and no later than 11:00 A.M. (New York City time) at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Loan). In lieu of delivering a Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Administrative Agent shall notify each Lender of any Loan subject to a Notice of Conversion/Continuation.

E. Default Rate. Upon the occurrence and during the continuation of any Event of Default, upon the election by Administrative Agent or Requisite Lenders, the outstanding principal amount of all Loans and, to the extent permitted by Applicable Law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws whether or not allowed in such proceeding) payable upon demand by Administrative Agent at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of LIBOR Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

F. Computation of Interest. Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of LIBOR Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

G. Maximum Rate. Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Company with respect to any Loan exceed the maximum rate of interest permitted to be charged under Applicable Law.

2.3 Fees.

A. Commitment Fees. Company agrees to pay to Administrative Agent, for distribution to each Revolving Lender in proportion to that Lender’s Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitment Amount over the Total Utilization of Revolving Loan Commitments (calculated without giving effect to outstanding Swing Line Loans) multiplied by 0.50% per annum, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on each March 15, June 15, September 15 and December 15 of each year, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date.

B. Other Fees. Company agrees to pay to Administrative Agent such fees in the amounts and at the times separately agreed upon between Company and Administrative Agent.

2.4 Repayments, Prepayments and Reductions of Revolving Loan Commitment Amount; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Guaranties.

A. Scheduled Payments of Loans.

(i) Scheduled Payments of Tranche B Term Loans. Company shall make principal payments on the Tranche B Term Loans in installments on the dates and in the amounts set forth below:

Date	Schedule Repayments
June 30, 2006	$3,250,000
September 30, 2006	$3,250,000
December 31, 2006	$3,250,000
March 31, 2007	$3,250,000
June 30, 2007	$3,250,000
September 30, 2007	$3,250,000
December 31, 2007	$3,250,000
March 31, 2008	$3,250,000
June 30, 2008	$3,250,000
September 30, 2008	$3,250,000
December 31, 2008	$3,250,000
March 31, 2009	$3,250,000
June 30, 2009	$3,250,000
September 30, 2009	$3,250,000
December 31, 2009	$3,250,000
March 31, 2010	$3,250,000
June 30, 2010	$3,250,000
September 30, 2010	$3,250,000
December 31, 2010	$3,250,000
March 31, 2011	$3,250,000
June 30, 2011	$3,250,000
September 30, 2011	$3,250,000
December 31, 2011	$3,250,000
March 31, 2012	$3,250,000
June 30, 2012	$3,250,000
Tranche B Term Loan Maturity Date	$178,750,000

; provided that the scheduled installments of principal of the Tranche B Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche B Term Loans in accordance with subsection 2.4B(iv); and provided, further that the Tranche B Term Loans and all other amounts owed hereunder with respect to the Tranche B Term Loans shall be paid in full no later than the Tranche B Term Loan Maturity Date, and the final installment payable by Company in respect of the Tranche B Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Tranche B Term Loans.

(ii) Repayment of Bridge Loans. Subject to subsection 2.5, Company shall repay in full the aggregate principal amount of the Bridge Loans outstanding and all other amounts owing hereunder with respect thereto no later than the Bridge Loan Maturity Date.

B. Prepayments and Reductions in Revolving Loan Commitment Amount.

(i) Voluntary Prepayments. Company may, upon written or telephonic notice to Administrative Agent on or prior to 11:00 A.M. (New York City time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $250,000 and multiples of $50,000 in excess of that amount. Company may, upon not less than one Business Day’s prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days’ prior written or telephonic notice, in the case of LIBOR Loans, in each case given to Administrative Agent by 2:00 P.M. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, who will promptly notify each Lender whose Loans are to be prepaid of such prepayment, at any time and from time to time prepay any Term Loans or Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount; provided, however, that a LIBOR Loan may only be prepaid on the expiration of the Interest Period applicable thereto. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

(ii) Voluntary Reductions of Revolving Loan Commitments. Company may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent, or upon such lesser number of days’ prior written or telephonic notice, as determined by Administrative Agent in its sole discretion, at any time and from time to time, terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitment Amount in an amount up to the amount by which the Revolving Loan Commitment Amount exceeds the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitment Amount shall be in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount. Company’s notice to Administrative Agent (who will promptly notify each Revolving Lender of such notice) shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction shall be effective on the date specified in Company’s notice and shall reduce the amount of the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share.

(iii) Mandatory Prepayments and Mandatory Reductions of Revolving Loan Commitments. The Loans shall be prepaid and/or the Revolving Loan Commitment Amount shall be permanently reduced in the amounts and under the circumstances set forth below, all such prepayments and/or reductions to be applied as set forth below or as more specifically provided in subsection 2.4B(iv) and subsection 2.4D:

(a) Prepayments and Reductions From Net Asset Sale Proceeds. No later than 5 Business Days after the date of receipt by Company or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale (except the Roanoke Sale to the extent governed by subsection 2.4B(iii)(f)), Company shall either (1) prepay the Loans and/or the Revolving Loan Commitment Amount shall be permanently reduced in an aggregate amount equal to such Net Asset Sale Proceeds or (2) except in the case of Net Asset Sale Proceeds arising from the Roanoke Sale that are subject to this subsection 2.4B(iii)(a), so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, deliver to Administrative Agent an Officer’s Certificate setting forth (x) that portion of such Net Asset Sale Proceeds that Company or such Subsidiary intends to reinvest in equipment or other productive assets of the general type used in the business of Company and its Subsidiaries within 270 days of such date of receipt and (y) the proposed use of such portion of the Net Asset Sale Proceeds and such other information with respect to such reinvestment as Administrative Agent may reasonably request, and Company shall, or shall cause one or more of its Subsidiaries to, diligently apply such portion to such reinvestment purposes; provided, however, that, pending such reinvestment, such portion of the Net Asset Sale Proceeds shall be applied to prepay outstanding Revolving Loans (without a reduction in the Revolving Loan Commitment Amount) to the full extent of the lesser of (i) such portion of the Net Asset Sale Proceeds, or (ii) such outstanding Revolving Loans. In addition, Company shall, no later than 270 days after receipt of such Net Asset Sale Proceeds that have not theretofore been applied to prepay Loans (or permanently reduce the Revolving Loan Commitment Amount) or so reinvested as provided above, make an additional prepayment of the Loans (and/or the Revolving Loan Commitment Amount shall be permanently reduced) in the full amount of all such Net Asset Sale Proceeds not so applied or so reinvested.

(b) Prepayments and Reductions from Net Insurance/Condemnation Proceeds. No later than the first Business Day following the date of receipt by Administrative Agent or by Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Loans and/or reduce the Revolving Loan Commitment Amount pursuant to the provisions of subsection 6.4C, Company shall prepay (including any prepayment effected in accordance with subsection 6.4C(iii)) the Loans and/or the Revolving Loan Commitment Amount shall be permanently reduced in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds.

(c) Prepayments and Reductions Due to Issuance of Equity Securities. No later than the first Business Day following receipt of the Net Securities Proceeds from the issuance of any Capital Stock of Company or of any Subsidiary of Company (other than to Company or a Subsidiary Guarantor) or from any capital contribution to Company by Holdings after the Closing Date, Company shall prepay the Loans in an aggregate amount equal to such Net Securities Proceeds.

(d) Prepayments and Reductions Due to Issuance of Indebtedness. On the date of receipt of the Net Securities Proceeds from the issuance of any Indebtedness of Company or any of its Subsidiaries after the Closing Date, other than Indebtedness permitted pursuant to subsection 7.1, Company shall prepay the Loans and/or the Revolving Loan Commitment Amount shall be permanently reduced in an aggregate amount equal to such Net Securities Proceeds.

(e) Prepayments and Reductions from Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2006), Company shall, no later than 120 days after the end of such Fiscal Year, prepay the Loans and/or the Revolving Loan Commitment Amount shall be permanently reduced in an aggregate amount equal to 75% (the “Consolidated Excess Cash Flow Percentage”) of such Consolidated Excess Cash Flow; provided that, if the Consolidated Leverage Ratio as of the end of such Fiscal Year is less than 4.00 to 1.00 then the Consolidated Excess Cash Flow Percentage for such Fiscal Year shall be 50%.

(f) Prepayments and Reductions From Net Asset Sale Proceeds from the Roanoke Sale. No later than the first Business Day after the receipt by Company or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of the Roanoke Sale, Company shall prepay the Bridge Loans in an aggregate amount equal to such Net Asset Sale Proceeds. Any remaining Net Assets Sale Proceeds after repayment in full of the Bridge Loans (or if there are no Bridge Loans then outstanding) arising from the Roanoke Sale shall be applied in accordance with subsection 2.4B(iii)(a).

(g) Prepayments to Comply with the Borrowing Limit. If at any time the sum of the aggregate principal amount of the Term Loans outstanding plus the Total Utilization of the Revolving Loan Commitments (the “Outstanding Obligations”) exceed the Borrowing Limit, Company shall, not later than the 45th day following the date on which such excess is determined, either (i) deliver a Borrowing Limit Certificate demonstrating that the Outstanding Obligations at that time do not exceed the Borrowing Limit or (ii) prepay Revolving Loans (without a reduction of the Revolving Loan Commitments) and/or Bridge Loans and/or Tranche B Term Loans in an amount sufficient such that the Outstanding Obligations do not exceed the Borrowing Limit.

(h) Calculations of Net Proceeds Amounts; Additional Prepayments and Reductions Based on Subsequent Calculations. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Loan Commitment Amount pursuant to subsections 2.4B(iii)(a)-(g), Company shall deliver to Administrative Agent an Officer’s Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Securities Proceeds, Consolidated Excess Cash Flow, as the case may be, that gave rise to such prepayment and/or reduction. In the event that Company shall subsequently determine that the actual amount was greater than the amount set forth in such Officer’s Certificate, Company shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Revolving Loan Commitment Amount shall be permanently reduced) in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Administrative Agent an Officer’s Certificate demonstrating the derivation of the additional amount resulting in such excess.

(i) Prepayments Due to Reductions of Revolving Loan Commitment Amount. Company shall from time to time prepay first the Swing Line Loans and second the Revolving Loans (and, after prepaying all Revolving Loans, Cash collateralize any outstanding Letters of Credit by depositing the requisite amount in the Collateral Account) to the extent necessary so that the Total Utilization of Revolving Loan Commitments (net of any such Cash collateral) shall not at any time exceed the Revolving Loan Commitment Amount then in effect. At such time as the Revolving Loan Commitment Amount exceeds the Total Utilization of Revolving Loan Commitments (net of any remaining Cash collateral), if no Event of Default has occurred and is continuing, to the extent any Cash collateral was provided by Company and has not been applied to any Obligations as provided in the Security Agreement, such excess amount shall, at the request of Company, be released to Company.

(iv) Application of Prepayments.

(a) Application of Voluntary Prepayments by Type of Loans and Order of Maturity. Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied as specified by Company in the applicable notice of prepayment; provided that in the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Swing Line Loans to the full extent thereof, second to repay outstanding Revolving Loans to the full extent thereof, and third to repay outstanding Bridge Loans to the full extent thereof, and fourth to repay Tranche B Term Loans to the full extent thereof. Any voluntary prepayments of the Tranche B Term Loans pursuant to subsection 2.4B(i) shall be applied to reduce the scheduled installments of principal of the Tranche B Term Loans set forth in subsection 2.4A(i) on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to each remaining scheduled installment of principal of the Tranche B Term Loans set forth in subsection 2.4A(i).

(b) Application of Mandatory Prepayments by Type of Loans. Except as provided in subsection 2.4D, any amount required to be applied as a mandatory prepayment of the Loans and/or a reduction of the Revolving Loan Commitment Amount pursuant to subsections 2.4B(iii)(a)-(e) shall be applied first to prepay the Bridge Loans and the Tranche B Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to the full extent thereof, second, to the extent of any remaining portion of such amount, to prepay the Swing Line Loans to the full extent thereof and to permanently reduce the Revolving Loan Commitment Amount by the amount of such prepayment, third, to the extent of any remaining portion of such amount, to prepay the Revolving Loans to the full extent thereof (and, after prepaying all Revolving Loans, Cash collateralize any outstanding Letters of Credit by depositing the requisite amount in the Collateral Account) and to further permanently reduce the Revolving Loan Commitment Amount by the amount of such prepayment, and fourth, to the extent of any remaining portion of such amount, to further permanently reduce the Revolving Loan Commitment Amount to the full extent thereof. Any amounts required to be applied as a mandatory prepayment of the Loans and/or reduction of the Revolving Loan Commitments pursuant to subsection 2.4B(iii)(f) shall be applied as described in such subsection. Any amounts required to be applied as a mandatory prepayment of Loans pursuant to subsection 2.4B(iii)(g) shall be applied to such Loans as Company may direct (provided, that, if Company provides no such direction, such amounts shall be applied first to Revolving Loans outstanding (without a reduction of the Revolving Loan Commitments), and second to the Bridge Loans and the Tranche B Term Loans on a pro rata basis in accordance with the outstanding principal amounts thereof). Any mandatory reduction of the Revolving Loan Commitment Amount pursuant to this subsection 2.4B shall be in proportion to each Revolving Lender’s Pro Rata Share. Any mandatory prepayments of the Tranche B Term Loans pursuant to subsection 2.4B(iii) shall be applied to reduce the scheduled installments of principal of the Tranche B Term Loans set forth in subsection 2.4A(i) on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to each remaining scheduled installment of principal of the Tranche B Term Loans set forth in subsection 2.4A(i).

(c) Application of Prepayments to Base Rate Loans and LIBOR Loans. Considering Tranche B Term Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Loans, in each case in a manner that minimizes the amount of any payments required to be made by Company pursuant to subsection 2.7D.

C. General Provisions Regarding Payments.

(i) Manner and Time of Payment. All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 1:00 P.M. (New York City time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Company hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(ii) Application of Payments to Principal and Interest. Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(iii) Apportionment of Payments. Aggregate payments of principal and interest shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at the account specified in the payment instructions delivered to Administrative Agent by such Lender, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees and letter of credit fees of such Lender, if any, when received by Administrative Agent pursuant to subsections 2.3 and 3.2. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.7C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Loans, Administrative Agent shall give effect thereto in apportioning interest payments received thereafter.

(iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

(v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

D. Application of Proceeds of Collateral and Payments after Event of Default. Upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Lenders, or upon acceleration of the Obligations pursuant to Section 8, (a) all payments received by Administrative Agent, whether from Company, Holdings or any Subsidiary Guarantor or otherwise, and (b) all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent, in each case in the following order of priority:

(i) to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Loan Documents;

(ii) thereafter, to the payment of all other Obligations and the obligations of Loan Parties under any Hedge Agreement between a Loan Party and a Swap Counterparty for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4C(ii) hereof); and

(iii) thereafter, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5 Conversion of Bridge Loans to Subordinated Loans.

A. Conversion. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, the Lenders with Bridge Loan Commitments hereby agree as follows:

(i) on the Conversion Date, so long as no Conversion Default has occurred and is continuing, upon the request of Company, to convert and continue all of the then outstanding principal amount of the Bridge Loans into an equivalent amount of senior subordinated unsecured term loans (the “Subordinated Loans”). The Lenders’ commitments to convert and continue their Bridge Loans into Subordinated Loans on the Conversion Date under this subsection 2.5 are herein called collectively, the “Subordinated Loan Commitments”;

(ii) In order to convert and continue the Loans as described in clause (i) above, Company shall deliver to the Lenders a notice of conversion (a “Notice of Bridge Loan Conversion”) no later than 11:00 A.M. (New York time), at least two Business

Days in advance of the Conversion Date, which notice of conversion shall specify the Conversion Date and the principal amount of the Bridge Loans outstanding on the Conversion Date to be converted into Subordinated Loans. If Company does not deliver to Administrative Agent at least two Business Days prior to the Bridge Loan Maturity Date written notice that it intends to repay the Bridge Loans then outstanding in full on or prior to the Bridge Loan Maturity Date, then Company shall be deemed to have delivered a Notice of Bridge Loan Conversion electing to convert all Bridge Loans outstanding into an equivalent amount of Subordinated Loans on the Bridge Loan Maturity Date;

(iii) On the Conversion Date, so long as no Conversion Default has occurred and is continuing, the Administrative Agent shall deliver notice to the Escrow Agent and the Subordinated Administrative Agent that the Bridge Loans are to convert to Subordinated Loans on such date, and specifying the aggregate principal amount of Subordinated Loans that will be outstanding immediately following such conversion and so as to permit the Subordinated Administrative Agent to make the appropriate recordations in the register for the Subordinated Loans on the date of conversion, the aggregate principal amount of Subordinated Loans that will be held by each Lender immediately following such conversion;

(iv) the conversion of the Bridge Loans into the Subordinated Loans shall be effected by the release of the Subordinated Loan Documents from escrow to the Subordinated Administrative Agent pursuant to Section 3(iii) of the Escrow Agreement and the cancellation on the Register by the Administrative Agent of the Bridge Loans in an amount that corresponds to the amount of Subordinated Loans evidenced by the Subordinated Loan Documents so released (which cancellation shall be performed by Administrative Agent substantially concurrently with the release of the Subordinated Loan Documents from escrow pursuant to Section 3(iii) of the Escrow Agreement); and

(v) the Subordinated Loans shall be governed by the Subordinated Loan Documents.

B. Subordinated Loans Notes. Upon the request of any Lender with Bridge Loan Exposure, Company shall execute and deliver to Administrative Agent on the Conversion Date for delivery to such Lender a promissory note dated as of the Conversion Date substantially in the form set forth in the Subordinated Loan Documents to evidence such Lender’s Subordinated Loans, in the principal amount of such Lender’s Subordinated Loans and with other appropriate insertions.

2.6 Use of Proceeds.

A. Term Loans. The proceeds of the Term Loans, shall be applied by Company (i) to refinance Existing Indebtedness, (ii) to fund the Acquisition Financing Requirements and (iii) to pay related fees and expenses.

B. Revolving Loans; Swing Line Loans. The proceeds of any Revolving Loans and any Swing Line Loans shall be applied by Company after the Closing Date for working capital and other general corporate purposes, which may include the making of intercompany loans to Company’s Subsidiaries, to the extent permitted by subsection 7.1, for their own general corporate purposes.

C. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.7 Special Provisions Governing LIBOR Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Loans as to the matters covered:

A. Determination of Applicable Interest Rate. On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each applicable Lender.

B. Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon all parties hereto), on any Interest Rate Determination Date that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of LIBOR, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan.

C. Illegality of LIBOR Loans. In the event that on any date any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its LIBOR Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) such Lender shall be an “Affected Lender” and it shall within five Business Days give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a LIBOR Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding LIBOR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.7D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above, and Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Except as provided in the immediately preceding sentence, nothing in this subsection 2.7C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Loans in accordance with the terms of this Agreement.

D. Compensation For Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender, upon written request by that Lender pursuant to subsection 2.9, for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its LIBOR Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any LIBOR Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment or other principal payment or any conversion of any of its LIBOR Loans (including any prepayment or conversion occasioned by the circumstances described in subsection 2.7C) occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its LIBOR Loans when required by the terms of this Agreement.

E. Booking of LIBOR Loans. Any Lender may make, carry or transfer LIBOR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F. Assumptions Concerning Funding of LIBOR Loans. Calculation of all amounts payable to a Lender under this subsection 2.7 and under subsection 2.8A shall be made as though that Lender had funded each of its LIBOR Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of LIBOR in an amount equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant Interest Period, whether or not its LIBOR Loans had been funded in such manner.

G. LIBOR Loans After Default. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, (i) Company may not elect to have a Loan be made or maintained as, or converted to, a LIBOR Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.7D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in subsection 4.2 cannot then be satisfied, to be rescinded by Company.

2.8 Increased Costs; Taxes; Capital Adequacy.

A. Compensation for Increased Costs. Subject to the provisions of subsection 2.8B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including any Issuing Lender) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or other Government Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Government Authority (whether or not having the force of law):

(i) subjects such Lender to any additional Tax with respect to this Agreement or any of its obligations hereunder (including with respect to issuing or maintaining any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder;

(ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Loans that are reflected in the definition of Adjusted LIBOR); or

(iii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in subsection 2.9A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder; provided that Company shall not be required to compensate a Lender pursuant to this subsection for any increased cost or reduction in respect of a period occurring more than six months prior to the date that such Lender notifies Company of such Lender’s intention to claim compensation therefor unless the circumstances giving rise to such increased cost or reduction became applicable retroactively, in which case no such time limitation shall apply so long as such Lender requests compensation within six months from the date such circumstances become applicable.

B. Taxes.

(i) Payments to Be Free and Clear. All sums payable by Company under this Agreement and the other Loan Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(ii) Grossing-up of Payments. If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:

(a) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it;

(b) Company shall pay any such Tax when such Tax is due, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

(c) the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

(d) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

provided that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change after the date on which such Lender became a Lender in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect on the date on which such Lender became a Lender in respect of payments to such Lender.

(iii) Evidence of Exemption from U.S. Withholding Tax.

(a) Each Non-US Lender shall deliver to Administrative Agent and to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms) properly completed and duly executed by such Lender, or, in the case of a Non-US Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest”, a form W-8BEN, and a certificate of such Lender certifying that such Lender is not (i) a “bank” for purposes of Section 881(c) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of Company or Holdings or (iii) a controlled foreign corporation related to Company (within the meaning of Section 864(d)(4) of the Internal Revenue Code) in each case together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to United States withholding tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

(b) Each Non-US Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to Administrative Agent and to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof), on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), or on such later date when such Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of the forms or statements required to be provided by such Lender under subsection 2.8B(iii)(a), properly completed and duly executed by such Lender, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to United States withholding tax, and (2) two original copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Lender, together with any information, if any, such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(c) Each Non-US Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent and to Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to United States withholding tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.

(d) Company shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.8B(ii), (1) with respect to any Tax required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender chooses to transmit with an Internal Revenue Service Form W-8IMY pursuant to subsection 2.8B(iii)(b)(2) or (2) if such Lender shall have failed to satisfy the requirements of clause (a), (b) or (c)(1) of this subsection 2.8B(iii); provided that if such Lender shall have satisfied the requirements of subsection 2.8B(iii)(a) on the date such Lender became a Lender, nothing in this subsection 2.8B(iii)(d) shall relieve Company of its obligation to pay any amounts pursuant to subsection 2.8B(ii)(c) in the event that, as a result of any change in any Applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.8B(iii)(a).

(iv) Treatment of Certain Refunds. If the Administrative Agent, a Lender or an Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by Company or with respect to which Company has paid additional amounts pursuant to this subsection 2.9B, it shall pay to Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Company under this subsection 2.9B with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Government Authority with respect to such refund), provided that Company, upon the request of the Administrative Agent, such Lender or Issuing Lender, agrees to repay the amount paid over to Company (plus any penalties, interest or other charges imposed by the relevant Government Authority) to the Administrative Agent, such Lender or Issuing Lender in the event the Administrative Agent, such Lender or Issuing Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or Issuing Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Company or any other Person.

C. Capital Adequacy Adjustment. If any Lender shall have determined, acting reasonably, that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Government Authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Government Authority, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within ten Business Days after receipt by Company from such Lender of the statement referred to in subsection 2.9A, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction; provided that Company shall not be required to compensate a Lender pursuant to this subsection for any reduction in respect of a period occurring more than six months prior to the date that such Lender notifies Company of such Lender’s intention to claim compensation therefor unless the circumstances giving rise to such reduction become applicable retroactively, in which case no such time limitation shall apply so long as such Lender requests compensation within six months from the date such circumstances become applicable.

2.9 Statement of Lenders; Obligation of Lenders and Issuing Lenders to Mitigate.

A. Statements. Each Lender claiming compensation or reimbursement pursuant to subsection 2.7D, 2.8 or 2.9B shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

B. Mitigation. Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.8, it will use reasonable efforts to make, issue, fund or maintain the Commitments of such Lender or the Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.8 would be materially reduced and (ii) as determined by such Lender or Issuing Lender acting reasonably, such action would not otherwise be disadvantageous to such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.9B unless Company agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described above.

2.10 Replacement of a Lender.

If Company receives a statement of amounts due pursuant to subsection 2.9A from a Lender, a Revolving Lender defaults in its obligations to fund a Revolving Loan pursuant to this Agreement, a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 10.6, requires consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected or a Lender becomes an Affected Lender (any such Lender, a “Subject Lender”), so long as (i) no Potential Event of Default or Event of Default shall have occurred and be continuing and Company has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, (ii) such Lender is not an Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements acceptable to such Issuing Lender (such as a “back-to-back” letter of credit) are made) and (iii), if applicable, the Subject Lender is unwilling to withdraw the notice delivered to Company pursuant to subsection 2.9 and/or is unwilling to remedy its default upon 10 days prior written notice to the Subject Lender and Administrative Agent, Company may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B; provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under subsections 2.7D, 2.8 and/or 2.9B (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents, (2) the processing fee required to be paid by subsection 10.1B(i) shall have been paid to Administrative Agent, (3) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment Agreement and other supporting documents, have been fulfilled, and (4) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Company also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments. For the avoidance of doubt, if a Lender is a Non-Consenting Lender solely because it refused to consent to an amendment, modification or waiver that required the consent of 100% of Lenders with Obligations directly affected thereby (which amendment, modification or waiver did not accordingly require the consent of 100% of all Lenders), the Loans and Commitments of such Non-Consenting Lender that are subject to the assignments required by this subsection 2.10 shall include only those Loans and Commitments that constitute the Obligations directly affected by the amendment, modification or waiver to which such Non-Consenting Lender refused to provide its consent.

Section 3. LETTERS OF CREDIT

3.1 Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.

A. Letters of Credit. Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the 30th day prior to the Revolving Loan Commitment Termination Date, that one or more Revolving Lenders issue Letters of Credit for the account of Company for the general corporate purposes of Company or a Subsidiary of Company. Upon the effectiveness of this Agreement, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued and outstanding under this Agreement. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, any one or more Revolving Lenders may, but (except as provided in subsection 3.1B(ii)) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Company shall not request that any Revolving Lender issue (and no Revolving Lender shall issue):

(i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitment Amount then in effect;

(ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $20,000,000;

(iii) any Commercial Letter of Credit;

(iv) any Letter of Credit having an expiration date later than the earlier of (a) five days prior to the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Letter of Credit; provided that the immediately preceding clause (b) shall not prevent any Issuing Lender from agreeing that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; and provided, further that such Issuing Lender shall elect not to extend such Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time such Issuing Lender must elect whether or not to allow such extension;

(v) any Letter of Credit issued for the purpose of supporting trade payables in excess of $10,000,000 in the aggregate for all such Letters of Credit outstanding at any time;

(vi) any Letter of Credit issued for the purpose of supporting any Indebtedness constituting “antecedent debt” (as that term is used in Section 547 of the Bankruptcy Code); or

(vii) any Letter of Credit denominated in a currency other than Dollars.

B. Mechanics of Issuance.

(i) Request for Issuance. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Request for Issuance no later than 1:00 P.M. (New York City time) at least three Business Days or such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any documents described in or attached to the Request for Issuance, and may require an application and/or indemnity of Company in such Issuing Lender’s customary form. In furtherance of the provisions of subsection 10.8, and not in limitation thereof, Company may submit Requests for Issuance by telefacsimile and Administrative Agent and Issuing Lenders may rely and act upon any such Request for Issuance without receiving an original signed copy thereof. Unless the Issuing Lender otherwise agrees, no Letter of Credit shall require payment against a conforming demand for payment to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such demand for payment is required to be presented is located) on which such demand for payment is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of the Issuing Lender) on such business day.

Company shall notify the applicable Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which Company is required to certify in the applicable Request for Issuance is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit, Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Request for Issuance.

(ii) Determination of Issuing Lender. Upon receipt by Administrative Agent of a Request for Issuance pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit, in the event Administrative Agent elects to issue such Letter of Credit, Administrative Agent shall promptly so notify Company, and Administrative Agent shall be the Issuing Lender with respect thereto. In the event that Administrative Agent, in its sole discretion, elects not to issue such Letter of Credit, Administrative Agent shall promptly so notify Company, whereupon Company may request any other Revolving Lender to issue such Letter of Credit by delivering to such Revolving Lender a copy of the applicable Request for Issuance. Any Revolving Lender so requested to issue such Letter of Credit shall promptly notify Company and Administrative Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and any such Revolving Lender that so elects to issue such Letter of Credit shall be the Issuing Lender with respect thereto; provided that if more than one Revolving Lender so elects to issue such Letter of Credit, Company shall determine which Revolving Lender shall be the Issuing Lender. In the event that all other Revolving Lenders shall have declined to issue such Letter of Credit, notwithstanding the prior election of Administrative Agent not to issue such Letter of Credit, Administrative Agent shall be obligated to issue such Letter of Credit and shall be the Issuing Lender with respect thereto, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit issued by Administrative Agent, when aggregated with Administrative Agent’s outstanding Revolving Loans and Swing Line Loans, may exceed the amount of Administrative Agent’s Revolving Loan Commitment then in effect.

(iii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender’s standard operating procedures.

(iv) Notification to Revolving Lenders. Upon the issuance of or amendment to any Letter of Credit the applicable Issuing Lender shall promptly notify Administrative Agent and Company of such issuance or amendment in writing and such notice shall be accompanied by a copy of such Letter of Credit or amendment. Upon receipt of such notice (or, if Administrative Agent is the Issuing Lender, together with such notice), Administrative Agent shall notify each Revolving Lender in writing of such issuance or amendment and the amount of such Revolving Lender’s respective participation in such Letter of Credit or amendment, and, if so requested by a Revolving Lender, Administrative Agent shall provide such Lender with a copy of such Letter of Credit or amendment.

C. Revolving Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender’s Pro Rata Share of the maximum amount that is or at any time may become available to be drawn thereunder.

3.2 Letter of Credit Fees.

Company agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

(i) with respect to each Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to 0.25% per annum of the daily amount available to be drawn under such Letter of Credit and (b) a letter of credit fee, payable to Administrative Agent for the account of Revolving Lenders, equal to the applicable LIBOR Margin for Revolving Loans plus, upon the application of increased rates of interest pursuant to subsection 2.2E, 2% per annum, multiplied by the daily amount available to be drawn under such Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) each March 15, June 15, September 15 and December 15 of each year and computed on the basis of a 360-day year for the actual number of days elapsed; and

(ii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (i) above), documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clause (i) of this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination.

3.3 Drawings and Reimbursement of Amounts Paid Under Letters of Credit.

A. Responsibility of Issuing Lender With Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

B. Reimbursement by Company of Amounts Paid Under Letters of Credit. In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify Company and Administrative Agent, and Company shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such payment; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and such Issuing Lender prior to 1:00 P.M. (New York City time) on the date such drawing is honored that Company intends to reimburse such Issuing Lender for the amount of such payment with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such payment and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such payment, the proceeds of which shall be applied directly by Administrative

Agent to reimburse such Issuing Lender for the amount of such payment; and provided, further that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such payment, Company shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such payment over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B.

C. Payment by Lenders of Unreimbursed Amounts Paid Under Letters of Credit.

(i) Payment by Revolving Lenders. In the event that Company shall fail for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any payment by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify Administrative Agent, who shall promptly notify each Revolving Lender of the unreimbursed amount of such honored drawing and of such Revolving Lender’s respective participation therein based on such Revolving Lender’s Pro Rata Share. Each Revolving Lender (other than such Issuing Lender) shall make available to Administrative Agent an amount equal to its respective participation, in Dollars, in same day funds, at the Funding and Payment Office, not later than 1:00 P.M. (New York City time) on the first Business Day after the date notified by Administrative Agent, and Administrative Agent shall make available to such Issuing Lender in Dollars, in same day funds, at the office of such Issuing Lender on such Business Day the aggregate amount of the payments so received by Administrative Agent. In the event that any Revolving Lender fails to make available to Administrative Agent on such Business Day the amount of such Revolving Lender’s participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of Administrative Agent to recover, for the benefit of Revolving Lenders, from any Issuing Lender any amounts made available to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payments were made by Revolving Lenders constituted gross negligence or willful misconduct on the part of such Issuing Lender.

(ii) Distribution to Lenders of Reimbursements Received From Company. In the event any Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any payment by such Issuing Lender under a Letter of Credit issued by it, and Administrative Agent or such Issuing Lender thereafter receives any payments from Company in reimbursement of such payment under the Letter of Credit, to the extent any such payment is received by such

Issuing Lender, it shall distribute such payment to Administrative Agent, and Administrative Agent shall distribute to each other Revolving Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of all payments subsequently received by Administrative Agent or by such Issuing Lender from Company. Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4C(iii).

D. Interest on Amounts Paid Under Letters of Credit.

(i) Payment of Interest by Company. Company agrees to pay to Administrative Agent, with respect to payments under any Letters of Credit issued by any Issuing Lender, interest on the amount paid by such Issuing Lender in respect of each such payment from the date a drawing is honored to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 365-day or 366-day year, as the case may be, for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

(ii) Distribution of Interest Payments by Administrative Agent. Promptly upon receipt by Administrative Agent of any payment of interest pursuant to subsection 3.3D(i) with respect to a payment under a Letter of Credit, (a) Administrative Agent shall distribute to (x) each Revolving Lender (including the Issuing Lender) out of the interest received by Administrative Agent in respect of the period from the date such drawing is honored to but excluding the date on which the applicable Issuing Lender is reimbursed for the amount of such payment (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (y) such Issuing Lender the amount, if any, remaining after payment of the amounts applied pursuant to clause (x), and (b) in the event such Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of such payment, Administrative Agent shall distribute to each Revolving Lender (including such Issuing Lender) that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of any interest received by Administrative Agent in respect of that portion of such payment so made by Revolving Lenders for the period from the date on which such Issuing Lender was so reimbursed to but excluding the date on which such portion of such payment is reimbursed by Company. Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4C(iii).

3.4 Obligations Absolute.

The obligation of Company to reimburse each Issuing Lender for payments under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to subsection 3.3B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit;

(ii) the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Revolving Lender or any other Person or, in the case of a Revolving Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by the applicable Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

(v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries;

(vi) any breach of this Agreement or any other Loan Document by any party hereto or thereto;

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

(viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5 Nature of Issuing Lenders’ Duties.

As between Company and any Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any act or omission by a Government Authority, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to Company.

Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

Section 4. CONDITIONS TO LOANS AND LETTERS OF CREDIT

The obligations of Lenders to make Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

4.1 Conditions to Term Loans and Initial Revolving Loans and Swing Line Loans.

The obligations of Lenders to make the Term Loans and any Revolving Loans and Swing Line Loans to be made on the Closing Date are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction of the following conditions:

A. Loan Party Documents. On or before the Closing Date, Company shall, and shall cause each other Loan Party to, deliver to Administrative Agent (with such number of originally executed copies as may be requested by Administrative Agent) the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i) Copies of (a) the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization, if any, or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of such Person, and (b) to the extent generally available, good standing certificates from the Secretary of State, or other applicable governmental official, if any, of its jurisdiction of organization and each other state or jurisdiction in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such states or jurisdictions, each dated a recent date prior to the Closing Date;

(ii) Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

(iii) Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

(iv) Executed originals of the Loan Documents to which such Person is a party; and

(v) Such other documents as Administrative Agent may reasonably request.

B. Fees. Company shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

C. Corporate and Capital Structure; Ownership; Management.

(i) Corporate Structure. The corporate organizational structure, capital structure and ownership of Holdings and its Subsidiaries, after giving effect to the Acquisition, shall each be as set forth on Schedule 4.1C annexed hereto.

(ii) Management. The management structure of Holdings and Company after giving effect to the Acquisition, shall be as set forth on Schedule 4.1C annexed hereto.

D. Representations and Warranties; Performance of Agreements. Company shall have delivered to Administrative Agent an Officer’s Certificate, in form and substance satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Administrative Agent; provided that, if a representation and warranty, covenant or condition is qualified as to materiality, with respect to such representation and warranty, covenant or condition the applicable materiality qualifier set forth above shall be disregarded for purposes of this condition.

E. Financial Statements; Pro Forma Balance Sheet. On or before the Closing Date, Lenders shall have received from Company (i) audited financial statements of the SI Companies for Fiscal Year 2004, consisting of balance sheets and the related combined statements of operations and cash flows for such Fiscal Year, (ii) a pro forma consolidated balance sheet of Company and its Subsidiaries as at November 30, 2005 (utilizing for the SI Companies the December 4, 2005 balance sheet therefor as if it were as of November 30, 2005), prepared in accordance with GAAP and reflecting the consummation of the Acquisition (including management’s good faith estimates of goodwill and other purchase accounting adjustments), the related financings and the other transactions contemplated by the Loan Documents and the Related Agreements, which pro forma financial consolidated balance sheet shall be in form and substance satisfactory to Administrative Agent, and (iii) projected consolidated financial statements (including balance sheets and statements of operations and cash flows) of Company and its Subsidiaries for the eight year period after the Closing Date.

F. Opinions of Counsel to Loan Parties. Lenders shall have received originally executed copies of one or more favorable written opinions of Bracewell & Giuliani LLP, counsel for Loan Parties, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Closing Date, and as to such matters as Administrative Agent acting on behalf of Lenders may reasonably request (this Agreement constituting a written request by Company to such counsel to deliver such opinions to Lenders).

G. Solvency Assurances. On the Closing Date, Administrative Agent and Lenders shall have received an Officer’s Certificate of Company dated the Closing Date, substantially in the form of Exhibit X annexed hereto and with appropriate attachments, in each case demonstrating that, after giving effect to the consummation of the transactions contemplated by the Loan Documents and the Related Agreements, Company and its Subsidiaries on a consolidated basis will be Solvent.

H. Evidence of Insurance. Administrative Agent shall have received a certificate from Company’s insurance broker or other evidence satisfactory to it reflecting that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

I. Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc. Company shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the Acquisition, the other transactions contemplated by the Loan Documents and the Related Agreements and the continued operation of the SI Companies in substantially the same manner as conducted prior to the Closing Date, and each such Governmental Authorization and consent shall be in full force and effect, except in each case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Acquisition. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Government Authority to take action to set aside its consent on its own motion shall have expired.

J. Security Interests in Personal and Mixed Property. To the extent not otherwise satisfied pursuant to subsection 4.1K, Administrative Agent shall have received evidence satisfactory to it that Holdings, Company, Subsidiary Guarantors and the Exchange Accommodators shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (ii), (iii) and (iv) below) that may be necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent acting as agent for and representative of Lenders and Swap Counterparties, a valid and (upon such filing and recording) perfected First Priority security interest in the entire personal and mixed property Collateral. Such actions shall include the following:

(i) Stock Certificates and Instruments. Delivery to Administrative Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing all Capital Stock pledged pursuant to the Security Agreement, the Holdings Pledge Agreement and any Foreign Pledge Agreement and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Administrative Agent) evidencing any Collateral;

(ii) Lien Searches and UCC Termination Statements. Delivery to Administrative Agent of (a) the results of a recent search, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) duly completed UCC termination statements, and authorization of the filing thereof from the applicable Secured Party, as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

(iii) UCC Financing Statements and Fixture Filings. Delivery to Administrative Agent of duly completed UCC financing statements and, where appropriate, fixture filings, with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents;

(iv) Cover Sheets, Etc. Delivery to Administrative Agent of all cover sheets or other documents or instruments required to be filed with any IP Filing Office in order to create or perfect Liens in respect of any IP Collateral, together with releases duly executed (if necessary) of security interests by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective filings in any IP Filing Office in respect of any IP Collateral (other than any such filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

(v) Foreign Pledge Agreements. Execution and delivery to Administrative Agent of Foreign Pledge Agreements with respect to 66% of the Capital Stock of Propex Canada, Propex Germany, Propex Brazil, Propex Servicios and Propex de Mexico and 50% of the Capital Stock of Propex Hungary, and the taking of all such other actions under the laws of such jurisdictions as Administrative Agent may deem necessary or advisable to take on the Closing Date to perfect or otherwise protect such Liens; and

(vi) Opinions of Local Counsel. Delivery to Administrative Agent of an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) under the laws of each jurisdiction in which any Loan Party or any personal or mixed property Collateral is located with respect to the creation and perfection of the security interests in favor of Administrative Agent in such Collateral and such other matters governed by the laws of such jurisdiction regarding such security interests as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent.

K. Closing Date Mortgages; Etc. Administrative Agent shall have received from Company, each applicable Subsidiary Guarantor and, as applicable, each Exchange Accommodator:

(i) Closing Date Mortgages. Fully executed and notarized Mortgages (each a “Closing Date Mortgage” and, collectively, the “Closing Date Mortgages”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each fee-owned Real Property Asset listed in Schedule 4.1M annexed hereto (each a “Closing Date Mortgaged Property” and, collectively, the “Closing Date Mortgaged Properties”) and each real property asset included in the Like-Kind Assets;

(ii) Opinions of Local Counsel. An opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Closing Date Mortgages to be recorded in such state and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

(iii) Title Commitments. With respect to each Closing Date Mortgaged Property on Schedule 4.1M annexed hereto, a title commitment issued by a reputable title company with respect thereto, dated not more than 45 days prior to the Closing Date and satisfactory in form and substance to Administrative Agent;

(iv) Copies of Documents Relating to Title Exceptions. Copies of all recorded documents listed as exceptions to title or otherwise referred to in the title commitments delivered pursuant to subsection 4.1K(iii); and

(v) Matters Relating to Flood Hazard Properties. (a) Evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to whether (1) any Closing Date Mortgaged Property or real property asset included in the Like Kind Assets is a Flood Hazard Property and (2) the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if there are any such Flood Hazard Properties, such Loan Party’s written acknowledgement of receipt of written notification from Administrative Agent (1) as to the existence of each such Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event any such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that Company has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System.

L. Discharge of Existing Indebtedness. Administrative Agent shall have received an Officer’s Certificate of Company dated as of the Closing Date stating that, after giving effect to the Acquisition, the Indebtedness of Loan Parties (other than Indebtedness under the Loan Documents, the Senior Notes and the Holdings Note) shall consist only of Indebtedness described in Schedule 7.1 annexed hereto. The terms and conditions of all such Indebtedness shall be in form and in substance satisfactory to Administrative Agent.

M. Maximum Pro-Forma Consolidated Leverage Ratio. On or before the Closing Date, Company shall have delivered to Administrative Agent an Officer’s Certificate, executed by the chief financial officer of Company, demonstrating in reasonable detail that the Consolidated Leverage Ratio of Company and its Subsidiaries, on a combined basis, for the twelve-month period ending November 30, 2005 (utilizing for the SI Companies their financial statements for the twelve month period ending September 30, 2005 as if they were for the twelve month period ending November 30, 2005), calculated on a pro-forma basis in a manner reasonably satisfactory to Administrative Agent, as if the making of the Loans, the Acquisition and the other transactions consummated on the Closing Date had occurred at the beginning of such period, is no greater than 4.50 to 1.00.

N. Acquisition Agreement. Administrative Agent shall have received an Officer’s Certificate from Company to the effect that (a) the representations and warranties of each of the Loan Parties in the Acquisition Agreement are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date,

(b) the Acquisition Agreement is in full force and effect and no provision thereof has been modified or waived in any respect without the consent of Administrative Agent, and (c) each such Person has complied with all agreements and conditions contained in the Acquisition Agreement and any agreements or documents referred to therein required to be performed or complied with by each of them on or before the Closing Date and none of such Persons is in default in their performance or compliance with any of the terms or provisions thereof; provided that, with respect to clause (a), as to the SI Companies and with respect to clause (c) as to the SI Companies and as to parties to the Acquisition Agreement that are not Loan Parties, such certificate shall be made to the best of such Officer’s knowledge.

O. Consummation of the Acquisition.

(i) All conditions to the Acquisition set forth in Article VIII of the Acquisition Agreement shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Administrative Agent;

(ii) The aggregate consideration to be paid to the SI Sellers and their Affiliates in connection with the Acquisition shall not exceed the Combined Purchase Price (as such term is defined in Section 2.2 of the Acquisition Agreement);

(iii) Transaction Costs shall not exceed $11,200,000, and Administrative Agent shall have received evidence to its satisfaction to such effect;

(iv) Company shall have provided evidence satisfactory to Administrative Agent that it has irrevocably committed $28,058,675 of cash on its balance sheet, prior to the application of the proceeds of the Tranche B Term Loans and the Bridge Loans to be made on the Closing Date, to the payment of the corresponding portion of the Acquisition Financing Requirements (which condition may be satisfied by delivery of such funds to Administrative Agent with direction to deliver the same to the SI Sellers, together with certain Term Loan proceeds, in satisfaction of the Acquisition Financing Requirements); and

(v) Administrative Agent shall have received an Officer’s Certificate of Company to the effect set forth in clauses (i)-(iv) above and stating that Company will proceed to consummate the Acquisition immediately upon the making of the initial Loans.

P. Subordinated Loan Documents. On or before the Closing Date, Company, each other relevant Loan Party, the Subordinated Lenders and the Subordinated Administrative Agent shall have executed originals of the Subordinated Loan Documents, including such other related documents as the Administrative Agent may request, and delivered the same to Administrative Agent to hold in escrow pursuant to the Escrow Agreement.

Q. Borrowing Limit Certificate. After giving effect to the Loans requested to be funded on the Closing Date, the Outstanding Obligations shall not exceed the Borrowing Limit and Administrative Agent shall have received a Borrowing Limit Certificate on the Closing Date demonstrating the same.

R. Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, if any, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

4.2 Conditions to All Loans.

The obligations of each Lender to make its Loans on each Funding Date are subject to the following further conditions precedent:

A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, a duly executed Notice of Borrowing, in each case signed by a duly authorized Officer of Company.

B. As of that Funding Date:

(i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided, that, if a representation and warranty is qualified as to materiality, with respect to such representation and warranty, the materiality qualifier set forth above shall be disregarded for the purposes of this condition;

(ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

(iii) Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions (other than those already satisfied or waived under Subsection 4.1) which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

(iv) No order, judgment or decree of any arbitrator or Government Authority shall purport to enjoin or restrain such Lender from making the Loans to be made by it on that Funding Date;

(v) The Total Utilization of Revolving Loan Commitments after giving effect to the borrowings contemplated by such Notice of Borrowing shall not exceed the Revolving Loan Commitment Amount then in effect; and

(vi) The sum of the principal amount of the Term Loans outstanding plus the Total Utilization of the Revolving Loan Commitments after giving effect to the borrowings contemplated by such Notice of Borrowing shall not exceed the Borrowing Limit.

4.3 Conditions to Letters of Credit.

The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

B. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Request for Issuance (or a facsimile copy thereof) in each case signed by a duly authorized Officer of Company, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

C. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied or waived to the same extent as if the issuance of such Letter of Credit were the making of a Loan.

Section 5. COMPANY’S REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce Revolving Lenders to purchase participations therein, Company represents and warrants to each Lender:

5.1 Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A. Organization and Powers. Each of Holdings and Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 5.1 annexed hereto. Each of Holdings and Company has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and the Related Documents to which it is a party and to carry out the transactions contemplated thereby.

B. Qualification and Good Standing. Each of Holdings and its Subsidiaries is qualified to do business and is in good standing in every jurisdiction in which the location of its assets or the conduct of its business requires it to be so qualified or in good standing, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.

C. Conduct of Business. Company and its Subsidiaries are engaged only in the business permitted to be engaged in pursuant to subsection 7.11, and Holdings is engaged only in the business permitted to be engaged in pursuant to subsection 8.13.

D. Subsidiaries. All of the Subsidiaries of Company and their jurisdictions of organization are identified in Schedule 5.1 annexed hereto, as said Schedule 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xiv). The Capital Stock of Company and each of its Subsidiaries identified in Schedule 5.1 annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable (in each case to the extent such legal concept is applicable to such type of Capital Stock) and none of such Capital Stock constitutes Margin Stock. Each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto (as so supplemented) is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to result in a Material Adverse Effect. Schedule 5.1 annexed hereto (as so supplemented) correctly sets forth the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries of Company identified therein.

5.2 Authorization of Borrowing, etc.

A. Authorization of Borrowing. The execution, delivery and performance of the Loan Documents and the Related Agreements have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

B. No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents and the Related Agreements to which they are parties and the consummation of the transactions contemplated by the Loan Documents and the Related Agreements do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Holdings, Company or any of its Subsidiaries, the Organizational Documents of Holdings, Company or any of its Subsidiaries or any order, judgment or decree of any court or other Government Authority binding on Holdings, Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings, Company or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings, Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any material Contractual

Obligation of Holdings, Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

C. Governmental Consents. The execution, delivery and performance by Loan Parties of the Loan Documents and the Related Agreements to which they are parties and the consummation of the transactions contemplated by the Loan Documents and the Related Agreements do not and will not require any Governmental Authorization, other than Governmental Authorizations which have been obtained.

D. Binding Obligation. Each of the Loan Documents and the Related Agreements has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Person, enforceable against such Person in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.3 Financial Condition.

Company has heretofore delivered to Administrative Agent, at Lenders’ request, the Historical Financial Statements. All such statements other than pro forma or projected financial statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a combined or consolidated basis, as applicable) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a combined or consolidated basis, as applicable) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit, absence of footnotes and normal year-end adjustments. As of the Closing Date, neither Company nor any of its Subsidiaries has (and immediately following the funding of the initial Loans will not have) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and, as of any Funding Date subsequent to the Closing Date, is not reflected in the most recent financial statements delivered to Administrative Agent pursuant to subsection 6.1 or the notes thereto and that, in any such case, is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries (except to the extent incurred after the period covered by such financial statements and such incurrence is permitted by this Agreement and except for any such matter that need not in accordance with GAAP, be reflected in such financial statements and which has been otherwise expressly disclosed to Administrative Agent in writing).

5.4 No Material Adverse Change; No Restricted Junior Payments.

As of the Closing Date, since October 2, 2005, there has been no SI Material Adverse Change. Otherwise, since December 31, 2004, with respect to events or changes relating to Company and its Subsidiaries other than the SI Companies and since October 2, 2005 with respect to events or changes relating to the SI Companies, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect that is continuing. Neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection 7.5.

5.5 Title to Properties; Liens; Real Property; Intellectual Property.

A. Title to Properties; Liens. Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except (A) for assets disposed of since the date of such financial statements in the ordinary course of business, (B) as otherwise permitted under subsection 7.7, or (C) where failure to have such title could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

B. Real Property. As of the Closing Date, Schedule 5.5B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset, regardless of whether a Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 5.5B annexed hereto, as of the Closing Date each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and no defaults by any Loan Party currently exist thereunder, and Company does not have knowledge of any defaults by any third party currently existing thereunder, in any case where any such defaults could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

C. Intellectual Property. As of the Closing Date, Company and its Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use in the aggregate could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Company know of any valid basis for any such claim, except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect. The use of such Intellectual Property by Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All federal, state and foreign registrations of and applications for Intellectual Property, and all unregistered Intellectual Property, that are owned or licensed by Company or any of its Subsidiaries on the Closing Date and that are material to their respective operations are described on Schedule 5.5C annexed hereto.

5.6 Litigation; Adverse Facts.

Except as set forth in Schedule 5.6 annexed hereto, there are no Proceedings (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries or any property or operations of Company or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 5.6 annexed hereto, neither Company nor any of its Subsidiaries (i) is in violation of any Applicable Laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, or decrees of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7 Payment of Taxes.

Except to the extent permitted by subsection 6.3, all tax returns and reports of Holdings, Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings, Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable, except where failure to do so could not reasonably be expected to have a Material Adverse Effect. Company knows of no proposed tax assessment for prior periods against Company or any of its Subsidiaries that will not be promptly paid or contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor during the period that such contest is pending.

5.8 Performance of Agreements.

Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except in either case where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to result in a Material Adverse Effect.

5.9 Governmental Regulation.

Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which limits its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

5.10 Securities Activities.

A. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

B. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

5.11 Employee Benefit Plans.

A. Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, except for instances of non-compliance that individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect, and have performed all their obligations under each Employee Benefit Plan, except for instances of non-performance that individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect. Except for any formal written qualification requirement with respect to which the remedial amendment period set forth in Section 401(b) of the Internal Revenue Code, and regulations and rulings thereunder, has not expired, each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

B. No ERISA Event has occurred or is reasonably expected to occur.

C. Except to the extent required under Section 4980B of the Internal Revenue Code or except as set forth in Schedule 5.11 annexed hereto, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

D. As of the Closing Date, the aggregate amount of the Projected Benefit Obligation under SFAS No. 87 for all Pension Plans in excess of plan assets (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) does not exceed $53,000,000. From and after the Closing Date, as of the most recent annual valuation date for any Pension Plan, the aggregate amount of the Projected Benefit Obligation under SFAS No. 87 for all Pension Plans in excess of plan assets (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed an amount that could reasonably be expected to result in a Material Adverse Effect (it being understood that the amount of such excess set forth in the immediately preceding sentence shall be deemed not to exceed an amount that could reasonably be expected to result in a Material Adverse Effect).

E. As of the Closing Date, there are no Multiemployer Plans. From and after the Closing Date, as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed an amount that could reasonably be expected to have a Material Adverse Effect.

F. As of the date hereof, Company and its Subsidiaries have made full payment when due of all required contributions to any Foreign Plan unless such nonpayment could not reasonably be expected to cause a Material Adverse Effect.

5.12 Certain Fees.

No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby (except fees and commission paid as part of the Combined Purchase Price (as such term is defined in the Acquisition Agreement) on the Closing Date in connection with the Acquisition, and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13 Environmental Matters.

Except as set forth in Schedule 5.13 annexed hereto, which individually and in the aggregate could not reasonably be expected to have any Material Adverse Effect, and except for such exceptions as individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect:

(i) neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order or consent decree by or with a Governmental Authority or any settlement agreement with any Person, relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity;

(ii) neither Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law;

(iii) to Company’s knowledge, there are and have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries;

(iv) none of Company’s or any of its Subsidiaries’ operations involves the transportation, treatment, storage or disposal of hazardous waste, that requires a permit under 40 C.F.R. Parts 263, 264 or 265 or any comparable state Environmental Law unless such permit has been obtained and is in full force and effect;

(v) commencing at least three years prior to the Closing Date, an environmental management system has been maintained for the each of Company and the SI Companies that demonstrates a commitment to environmental compliance and includes such items as procedures for (a) preparing and updating written compliance manuals addressing applicable Environmental Laws, (b) tracking changes in applicable Environmental Laws and evaluating operations subject to new requirements thereunder, (c) training employees to comply with applicable Environmental Laws and updating such training as necessary, (d) performing internal compliance audits of each Facility and addressing non-compliance detected by means of such audits, and (e) reviewing the operations of off-site waste disposal facilities; and

(vi) Company and its Subsidiaries are in compliance with all current or reasonably foreseeable future requirements pursuant to or under any applicable Environmental Laws would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

5.14 Employee Matters.

There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

5.15 Solvency.

As of the Closing Date (after giving effect to the transactions contemplated hereby on such date), Company is, and Company and its Subsidiaries on a consolidated basis are, Solvent. As of each Funding Date, upon the incurrence of any Loans by, or the issuance of Letters of Credit for the account of, Company on such date, Company is, and Company and its Subsidiaries on a consolidated basis are, Solvent.

5.16 Matters Relating to Collateral.

A. Creation, Perfection and Priority of Liens. (a) The execution and delivery of the Collateral Documents by Loan Parties, together with (i) the actions taken to date pursuant to subsections 4.1J, 4.1K, 6.8 and 6.9, (ii) the delivery to Administrative Agent of any Pledged Collateral not delivered to Administrative Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered) and (iii)

any actions required pursuant to the Foreign Pledge Agreements are effective to create in favor of Administrative Agent acting as agent for and representative of Lenders and Swap Counterparties, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid First Priority Lien on substantially all of the Collateral (except as indicated in the applicable Collateral Document), and (b) all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, in each case, other than the filing of any UCC financing statements and filings delivered to Administrative Agent under subsection 4.1J(iv) for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Administrative Agent.

B. Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by Applicable Law), except for filings or recordings contemplated by the Collateral Documents and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities.

C. Absence of Third-Party Filings. Except such as may have been filed in favor of Administrative Agent as contemplated by the Collateral Documents and to evidence permitted lease obligations and other Liens permitted pursuant to subsection 7.2, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the IP Collateral is on file in any IP Filing Office.

D. Margin Regulations. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

E. Information Regarding Collateral. All information supplied to Administrative Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

5.17 Disclosure.

As of the Closing Date, no representation or warranty of Holdings, Company, its Subsidiaries or any of the SI Companies contained in the Confidential Information Memorandum, in any Loan Document, or in any other document (except the Acquisition Agreement), certificate or written statement furnished to Lenders by or on behalf of Holdings, Company or any of their Affiliates for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact

(known to Company, in the case of any document not furnished by it and not otherwise expressly disclosed in any other of the above-described documents) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

5.18 Related Agreements.

A. Delivery of Related Agreements. Company has delivered to Administrative Agent complete and correct copies of each Related Agreement and of all exhibits and schedules thereto.

B. SI Sellers’ Warranties. Except to the extent otherwise set forth herein or in the schedules hereto, to Company’s knowledge as of the date hereof, each of the representations and warranties given by the SI Sellers to Company in the Acquisition Agreement is true and correct in all material respects as of the date hereof (or as of any earlier date to which such representation and warranty specifically relates) and will be true and correct in all material respects as of the Closing Date (or as of such earlier date, as the case may be), in each case subject to the qualifications set forth therein and in the schedules to the Acquisition Agreement.

C. Warranties of Company. Subject to the qualifications set forth therein, each of the representations and warranties given by Company to the SI Sellers in the Acquisition Agreement is true and correct in all material respects as of the date hereof and will be true and correct in all material respects as of the Closing Date.

D. Survival. Notwithstanding anything in the Acquisition Agreement to the contrary, the representations and warranties of Company set forth in subsections 5.18B and 5.18C shall, solely for purposes of this Agreement, survive the Closing Date for the benefit of Lenders.

5.19 Foreign Assets Control Regulations, etc.

Neither the making of the Loans to, or issuance of Letters of Credit on behalf of, Company nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither Company nor any of its Subsidiaries or Affiliates (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking

Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person. Company and its Subsidiaries and Affiliates are in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).

Section 6. COMPANY’S AFFIRMATIVE COVENANTS

Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1 Financial Statements and Other Reports.

Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Administrative Agent (with sufficient copies for delivery to all Lenders if so requested by Administrative Agent):

(i) Events of Default, etc.: promptly upon any officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, or (c) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(ii) Monthly and Quarterly Financials: as soon as available and in any event within 30 days after the end of each month and within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such fiscal period and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period, setting forth in each case in comparative form the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared for such fiscal period, and, in the case of periods ending after

December 31, 2006, the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period;

(iii) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, and commencing with the financial statements for Company’s Fiscal Year 2006, setting forth in comparative form the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements and, commencing with the financial statements for Company’s Fiscal Year 2007, the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, and (c) in the case of such consolidated financial statements, a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Company and satisfactory to Administrative Agent, which report shall be unqualified, shall express no doubts, assumptions or qualifications concerning the ability of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(iv) Compliance Certificates: together with each delivery of quarterly financial statements delivered pursuant to subdivision (ii) above and annual financial statements delivered pursuant to subdivision (iii) above, (a) an Officer’s Certificate of Company stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating covenant compliance at the end of the applicable accounting periods in the form of Exhibit VIII;

(v) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to subdivisions (ii), (iii) or (xi) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (ii), (iii) or (xi) of this subsection 6.1 following such change, consolidated financial statements of Company and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (ii), (iii) or (xi) of this subsection 6.1 following such change, if required pursuant to subsection 1.2, a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

(vi) Accountants’ Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

(vii) SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (b) all press releases, notices of material changes and other statements that Company or any of its Subsidiaries would be required, if they were reporting issuers, to make available generally concerning material developments in the business of Company or any of its Subsidiaries;

(viii) Litigation or Other Proceedings: promptly upon any Officer of Company obtaining knowledge of (1) the institution of any Proceeding against Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries not previously disclosed in writing by Company to Lenders or (2) any material development in any Proceeding that, in any case:

(x) has a reasonable possibility of giving rise to a Material Adverse Effect; or

(y) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

(ix) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that results in or could reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates, in excess of $5,000,000, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(x) ERISA Notices: with reasonable promptness, copies of (a) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (b) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(xi) Financial Plans: as soon as practicable and in any event no later than March 31, 2006 with respect to Fiscal Year 2006 and no later than the first Business Day of each Fiscal Year commencing with Fiscal Year 2007, a consolidated plan and financial forecast for such Fiscal Year (the “Financial Plan” for such Fiscal Year), including (a) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (b) forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each month of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, and (c) such other information and projections as Administrative Agent may reasonably request;

(xii) Insurance: as soon as practicable after any material change in insurance coverage maintained by or for Company and its Subsidiaries notice thereof to Administrative Agent specifying the changes and reasons therefor;

(xiii) Governing Body: with reasonable promptness, written notice of any change in the Governing Body of Company;

(xiv) New Subsidiaries: promptly upon any Person becoming a Subsidiary of Company, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Company and (b) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of Company (it being understood that such written notice shall be deemed to supplement Schedule 5.1 annexed hereto for all purposes of this Agreement from and after the date of delivery of such notice);

(xv) Notices from Holders of the Senior Notes: promptly, upon receipt, copies of all material notices from holders of the Senior Notes or a trustee, agent or other representative of such a holder;

(xvi) Notices under the Subordinated Loan Documents: promptly, upon receipt, copies of all material notices from any lender, agent or other representative of such lenders under the Subordinated Loan Documents;

(xvii) Borrowing Limit Certificate: together with the delivery of monthly financial statements pursuant to subsection 6.1(ii), a Borrowing Limit Certificate containing a calculation of the Borrowing Base, the Borrowing Limit and the Outstanding Obligations as at the end of such month; and

(xviii) Other Information: with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent.

6.2 Existence, etc.

Except as permitted under subsection 7.7, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence in the jurisdiction of organization specified on Schedule 5.1 and all rights and franchises material to its business; provided, however that neither Company nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Governing Body of Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Company, such Subsidiary or Lenders.

6.3 Payment of Taxes and Claims; Tax.

A. Payment of Taxes. Except where failure to do so could not reasonably be expected to have a Material Adverse Effect, Holdings will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by Applicable Law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto, provided that in the case of a tax, assessment, charge or claim that has or may become a Lien against any of the Collateral, Company shall either pay the same, or shall be contesting the same in good faith by appropriate proceedings promptly instituted and diligently conducted, and in that regard shall have established such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP and such proceedings shall be operating to stay the sale of any portion of the Collateral to satisfy such charge or claim.

B. Consolidated Returns. Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person other than Holdings, but only if no Person (other than Holdings, any Subsidiary of Holdings engaged only in the businesses and having only the assets Holdings is permitted to engage in and hold pursuant to subsection 8.13, Company and its Subsidiaries) is included in such consolidated tax return.

6.4 Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation Proceeds.

A. Maintenance of Properties. Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries (including all material Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

B. Insurance. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Administrative Agent in its commercially reasonable judgment. Each such policy of insurance shall (a) name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent for the benefit of Lenders as the loss payee thereunder for any covered loss in excess of $5,000,000 and provides for at least 30 days prior written notice to Administrative Agent of any modification or cancellation of such policy.

C. Application of Net Insurance/Condemnation Proceeds.

(i) Business Interruption Insurance. Upon receipt by Company or any of its Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds, (a) so long as no Event of Default shall have occurred and be continuing, Company or such Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes, and (b) if an Event of Default shall have occurred and be continuing, Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitment Amount shall be reduced) as provided in subsections 2.4B and 2.4D.

(ii) Net Insurance/Condemnation Proceeds Received by Company. Upon receipt by Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds other than from business interruption insurance,

(a) so long as no Event of Default shall have occurred and be continuing, if the amount of such Net Insurance/Condemnation Proceeds exceed $2,000,000, Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply an amount equal to such Net Insurance/Condemnation Proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or, to the extent not so applied within 270 days of receipt, to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B, and

(b) if an Event of Default shall have occurred and be continuing, Company shall apply an amount equal to such Net Insurance/ Condemnation Proceeds to prepay the Loans (and/or the Commitments shall be reduced) as provided in subsection 2.4B.

(iii) Net Insurance/Condemnation Proceeds Received by Administrative Agent. Upon receipt by Administrative Agent of any Net Insurance/Condemnation Proceeds as loss payee,

(a) if and to the extent Company would have been required to apply such Net Insurance/Condemnation Proceeds (if it had received them directly) to prepay the Loans and/or reduce the Revolving Loan Commitments, Administrative Agent shall, and Company hereby authorizes Administrative Agent to, apply such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B, and

(b) to the extent the foregoing clause (a) does not apply, and (1) the aggregate amount of such Net Insurance/Condemnation Proceeds received (and reasonably expected to be received) by Administrative Agent in respect of any covered loss does not exceed $15,000,000, Administrative Agent shall deliver such Net Insurance/Condemnation Proceeds to Company, and Company shall, or shall cause one or more of its Subsidiaries to, promptly apply such Net Insurance/Condemnation Proceeds in accordance with subsection 6.4C(ii)(a), and (2) if the aggregate amount of Net Insurance/Condemnation Proceeds received (and reasonably expected to be received) by Administrative Agent in respect of any covered loss exceeds $15,000,000, Administrative Agent shall hold such Net Insurance/Condemnation Proceeds in the Collateral Account and, so long as Company or any of its Subsidiaries proceeds diligently to repair, restore or replace the assets of Company or such Subsidiary in respect of which such Net Insurance/Condemnation Proceeds were received, Administrative Agent shall from time to time disburse to Company or such Subsidiary from the Collateral Account, to the extent of any such Net Insurance/Condemnation Proceeds remaining therein in respect of the applicable covered loss, amounts necessary to pay the cost of such repair, restoration or replacement after the receipt by Administrative Agent of invoices or other documentation reasonably satisfactory to Administrative Agent relating to the amount of costs so incurred and the work performed (including, if required by Administrative Agent, lien releases and architects’ certificates), provided that if at any time Administrative Agent reasonably determines (A) that Company or such Subsidiary is not proceeding diligently with such repair, restoration or replacement or (B) that such repair, restoration or replacement cannot be completed with the Net Insurance/Condemnation Proceeds then held by Administrative Agent for such purpose, together with funds otherwise available to Company for such purpose, or that such repair, restoration or replacement cannot be completed within 270 days after the receipt by Administrative Agent of such Net Insurance/Condemnation Proceeds, Administrative Agent may (if so directed by Requisite Lenders), and Company hereby authorizes Administrative Agent to, apply such Net Insurance/ Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B.

6.5 Inspection Rights; Lender Meeting.

A. Inspection Rights. Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent to visit and inspect any of the properties of Company or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), and conduct financial audits, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested. At any time or from time to time following the occurrence and during the continuance of an Event of Default, Company shall, and shall cause each of its Subsidiaries to, permit such visits and inspections, extractions, discussions and audits, and shall further permit Administrative Agent to conduct such other environmental or property inspections and audits as Administrative Agent deems appropriate, at the expense of Company. Administrative Agent shall not unreasonably deny any request by a Lender that Administrative Agent exercise its rights under this subsection 6.5.

B. Lender Meeting. Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company’s principal offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

6.6 Compliance with Laws, etc.

Company shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all Applicable Laws (including all Environmental Laws), except for noncompliance which could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

6.7 Environmental Matters.

A. Environmental Disclosure. Company will deliver to Administrative Agent and Lenders:

(i) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all environmental audits, assessments, studies, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any Government Authority or Person under any applicable Environmental Laws, the existence of which Release could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, and (b) any remedial action taken by or on behalf of Company or any Government Authority that is required by any applicable Environmental Law in reference to a Release described in 6.7A(ii)(a) above or is taken in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Company or any of its

Subsidiaries, a copy of any and all written communications to or from any Government Authority or unaffiliated third-party with respect to (a) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (b) any Release required to be reported to any Government Authority or unaffiliated third-party that individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (c) any request for information from any Government Authority that indicates that it is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity or violation of Environmental Laws that, in either case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (1) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

B. Company’s Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

(i) Remedial Actions Relating to Hazardous Materials Activities. In any case where individually or in the aggregate failure to do so could reasonably be expected to result in a Material Adverse Effect, Company shall, in compliance with all applicable Environmental Laws and Governmental Authorizations, promptly undertake, or cause to be undertaken, and shall cause each of its Subsidiaries promptly to undertake or cause to be undertaken, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions required under any applicable Environmental Law as necessary to remove, remediate, clean up or abate any Hazardous Materials or Hazardous Materials Activity on, under or about any Facility or which originated from any Facility that is in violation of any applicable Environmental Laws or Governmental Authorizations, and for which Company and/or any of its Subsidiaries is responsible under any applicable Environmental Law, or that presents a risk of giving rise to an Environmental Claim against Company or any of its Subsidiaries.

(ii) Actions with Respect to Environmental Claims and Violations of Environmental Laws. Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws or Governmental Authorizations by Company or its

Subsidiaries that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder in any case where individually or in the aggregate failure to do so could reasonably be expected to result in a Material Adverse Effect.

6.8 Execution of Subsidiary Guaranty and Personal Property Collateral Documents After the Closing Date.

A. Execution of Subsidiary Guaranty and Personal Property Collateral Documents. In the event that any Person becomes a Domestic Subsidiary of Company after the date hereof, Company will promptly notify Administrative Agent of that fact and cause such Domestic Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1J) as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent acting as agent for and representative of Lenders and Swap Counterparties, a valid and perfected First Priority Lien on all of the personal and mixed property assets of such Domestic Subsidiary described in the applicable forms of Collateral Documents. In addition, as provided in the Security Agreement, Company shall, or shall cause the Subsidiary that owns the Capital Stock of such Person to, execute and deliver to Administrative Agent a supplement to the Security Agreement and to deliver to Administrative Agent all certificates representing such Capital Stock of such Person (accompanied by irrevocable undated stock powers, duly endorsed in blank).

B. Foreign Subsidiaries.

(i) In the event that any Person becomes a Foreign Subsidiary of Company after the date hereof (or the entity owning an existing Foreign Subsidiary changes), Company will promptly notify Administrative Agent of that fact and, if such Foreign Subsidiary is directly owned by Company or a Domestic Subsidiary, Company will, or will cause such Subsidiary to, execute and deliver to Administrative Agent such documents and instruments and take such further actions (including actions, documents and instruments comparable to those described in subsection 4.1J) as may be necessary, or in the reasonable opinion of Administrative Agent, desirable to create in favor of Administrative Agent, acting as agent for and representative of Lenders and Swap Counterparties, a valid and perfected First Priority Lien on 66% (or 100%, if no material adverse Tax consequences will be caused as a result thereof) of the voting Capital Stock of such Foreign Subsidiary. To the extent no adverse tax consequences to Company or any of its Subsidiaries would result therefrom, Company shall comply, or cause its Subsidiaries to comply, as applicable, with subsection 6.8A with respect to any Person which becomes a Foreign Subsidiary of Company or any of its Subsidiaries after the date hereof as if it were a Domestic Subsidiary.

(ii) If at any time Propex Brazil Holdings owns or acquires assets with an aggregate fair market value in excess of $100,000, Company will, or will cause its applicable Subsidiaries to, execute and deliver to Administrative Agent a pledge agreement granting Administrative Agent a valid and perfected First Priority Lien on 66% (or 100%, if no material adverse Tax consequences will be caused as a result thereof) of the voting Capital Stock of Propex Brazil Holdings. Company will also deliver to Administrative Agent, within 30 days after the consummation of the Hungarian Reorganization, a pledge agreement granting Administrative Agent a valid and perfected First Priority Lien on 50% (or 100%, if no material adverse Tax consequences will be caused as a result thereof) of the voting Capital Stock of Propex Hungary Holdings.

C. Subsidiary Organizational Documents, Legal Opinions, etc. Company shall deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of such Subsidiary’s Organizational Documents, together with, if such Subsidiary is a Domestic Subsidiary, a good standing certificate from the Secretary of State of the jurisdiction of its organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iii) a favorable opinion of counsel to such Subsidiary, in form and substance satisfactory to Administrative Agent, acting reasonably, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request.

6.9 Matters Relating to Additional Real Property Collateral.

A. Additional Mortgages, etc. From and after the Closing Date, in the event that (i) Company or any Subsidiary Guarantor acquires any fee interest in real property (including any such fee property that is part of the Like-Kind Exchange Assets) or any Material Leasehold Property or (ii) at the time any Person becomes a Subsidiary Guarantor, such Person owns or holds any fee interest in real property or any Material Leasehold Property, in either case excluding any such Real Property Asset (other than any asset that is part of the Like-Kind Exchange Assets) the encumbrancing of which requires the consent of any applicable lessor or then-existing senior lienholder, where Company and its Subsidiaries have attempted in good faith, but are unable, to obtain such lessor’s or senior lienholder’s consent (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being an “Additional Mortgaged Property”), Company or such Subsidiary Guarantor shall deliver to Administrative Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property or becomes a Subsidiary Guarantor, as the case may be, a fully executed and notarized Mortgage

(an “Additional Mortgage”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Additional Mortgaged Property; and such opinions, documents and environmental reports that would have been delivered on the Closing Date if such Additional Mortgaged Property were a Closing Date Mortgaged Property, together with, in the case of a Material Leasehold Property, a Landlord Consent and Estoppel (except in cases where Company and its Subsidiaries have attempted in good faith, but are unable, to obtain such Landlord Consent and Estoppel) and evidence that such Leasehold Property is a Recorded Leasehold Interest, or that may be reasonably required by Administrative Agent.

B. Real Estate Appraisals. Company shall, and shall cause each of its Subsidiaries to, permit an independent real estate appraiser satisfactory to Administrative Agent, upon reasonable notice, to visit and inspect any Additional Mortgaged Property for the purpose of preparing an appraisal of such Additional Mortgaged Property satisfying the requirements of any Applicable Laws (in each case solely to the extent required under such laws as determined by Administrative Agent in its discretion).

6.10 Interest Rate Protection.

A. Within 90 days of the Closing Date until the date that is three years after the Closing Date, Company shall enter into, and maintain in effect one or more Interest Rate Agreements in form and substance satisfactory to Administrative Agent to the extent necessary to effectively limit the interest costs to Company with respect to an aggregate notional principal amount of not less than 50% of the aggregate principal amount of Consolidated Total Debt outstanding (other than Revolving Loans or Swing Line Loans and, for avoidance of doubt, taking into account repayments, repurchases or redemptions of such Consolidated Total Debt from time to time) to a rate satisfactory to Administrative Agent (it being understood that the rate applicable to the Senior Notes on the Closing Date (or any lower rate) is satisfactory to Administrative Agent).

B. Company shall maintain in effect each such Interest Rate Agreement during its term.

6.11 Deposit Accounts, Securities Accounts and Cash Management Systems.

Company shall, and shall cause each of its Subsidiaries to, use and maintain its Deposit Accounts, Securities Accounts, and cash management systems in a reasonable manner and with reputable financial institutions.

6.12 Acquisition of Like-Kind Exchange Assets.

Company shall cause Geosolutions Exchange LLC and Concrete Exchange LLC to immediately exercise their call rights with respect to the Like-Kind Exchange Assets pursuant to the Like-Kind Exchange Documents if the Roanoke Like-Kind Exchange is not consummated by the date that is 180 days after the Closing Date, and shall in all events ensure that Company and its Subsidiaries acquire title to the Like-Kind Exchange Assets free and clear of Liens other than Permitted Encumbrances by the date that is 200 days after the Closing Date.

Section 7. COMPANY’S NEGATIVE COVENANTS

Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1 Indebtedness.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i) Company may become and remain liable with respect to the Obligations;

(ii) Company and its Subsidiary Guarantors may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to such Contingent Obligations;

(iii) Company and its Subsidiary Guarantors may become and remain liable with respect to Indebtedness in respect of Capital Leases aggregating not in excess of $15,000,000 at any one time;

(iv) Company may become and remain liable with respect to Indebtedness to any Subsidiary, and any Subsidiary Guarantor of Company may become and remain liable with respect to Indebtedness to Company or any Subsidiary Guarantor; provided that (a) a security interest in all such intercompany Indebtedness held by Company or any Subsidiary Guarantor shall have been granted to Administrative Agent acting as agent for and representative of Lenders and Swap Counterparties, (b) if such intercompany Indebtedness in which a security interest has been granted to Administrative Agent is evidenced by a promissory note or other instrument, such promissory note or instrument shall have been pledged to Administrative Agent pursuant to the Security Agreement, and (c) any such intercompany Indebtedness not subject to a security interest in favor of the Administrative Agent as required by clause (a) shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the promissory note or other agreement evidencing such Indebtedness;

(v) Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in Schedule 7.1 annexed hereto;

(vi) Company may remain liable with respect to Indebtedness evidenced by the Senior Notes in an aggregate principal amount not to exceed $150,000,000;

(vii) In addition to Indebtedness permitted under subsections 7.1(viii) and 7.1(v), Foreign Subsidiaries may become and remain liable with respect to other Indebtedness (including to Company or any Subsidiary Guarantor) in an aggregate principal amount outstanding not to exceed $50,000,000 minus the Net Foreign Equity Investment Amount;

(viii) Foreign Subsidiaries may be become and remain liable with respect to Indebtedness to other Foreign Subsidiaries;

(ix) Company may become and remain liable with respect to Subordinated Loans in an aggregate principal amount not to exceed the aggregate principal amount of the Bridge Loans converted into such Subordinated Loans on the Conversion Date plus the aggregate amount of interest capitalized by adding such amount to the principal thereof pursuant to the terms of the Subordinated Loan Documents; and

(x) Company and the Subsidiary Guarantors may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $30,000,000 at any time outstanding.

7.2 Liens and Related Matters.

A. Prohibition on Liens. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

(i) Permitted Encumbrances;

(ii) Liens on any asset existing at the time of acquisition of such asset by Company or a Subsidiary, or Liens to secure the payment of all or any part of the purchase price of an asset upon the acquisition of such asset by Company or a Subsidiary or to secure any Indebtedness permitted hereby incurred by Company or a Subsidiary at the time of or within ninety days after the acquisition of such asset, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof; provided, however, that the Lien shall apply only to the asset so acquired and proceeds thereof; and provided further, that all such Liens do not in the aggregate secure Indebtedness in excess of $15,000,000 at any time;

(iii) Liens described in Schedule 7.2 annexed hereto;

(iv) Liens securing Indebtedness permitted under subsection 7.1(vi); and

(v) Other Liens securing liabilities in an aggregate amount not to exceed $30,000,000 at any time outstanding.

Notwithstanding the foregoing, Company and its Domestic Subsidiaries shall not enter into, or suffer to exist, any control agreements (as such term is defined in the UCC) except as pertaining to specified deposit accounts, commodities accounts or securities accounts established for (and holding only) segregated deposits.

Company shall not, and shall not permit any of its Subsidiaries to, permit to remain in effect for more than 30 days after it becomes aware of the same, any financing statement or other similar registration with respect to any property, asset, income or profits of any Loan Party (other than Holdings) under any security recording or notice statute, except for any such filing evidencing Liens permitted by this subsection 7.2, and filings or registrations in respect of interests that do not relate to Liens.

B. Equitable Lien in Favor of Lenders. If Company or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

C. No Further Negative Pledges. Neither Company nor any of its Subsidiaries shall enter into any agreement (other than the Senior Note Indenture or any agreement prohibiting only the creation of Liens securing Indebtedness subordinated in right of payment to the Obligations) prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired to secure Indebtedness under any senior credit facility, including this Agreement, except with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale.

D. No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries. Company will not, and will not permit any of its wholly-owned Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction of any kind on the ability of any such Subsidiary to (w) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (x) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (y) make loans or advances to Company or any other Subsidiary of Company, or (z) transfer any of its property or assets to Company or any other Subsidiary of Company, except in each case, encumbrances or restrictions (a) imposed by this Agreement, (b) contained in an agreement with respect to an Asset Sale, (c) as provided in the Senior Note Indenture or Subordinated Loan Documents or (d) contained in, or existing by reasons of, any agreement or instrument (i) existing on the date hereof, (ii) relating to property existing at the time of the acquisition thereof, so long as the encumbrance or restriction relates only to the property so acquired, (iii) relating to any Indebtedness of, or otherwise to, any Subsidiary at the time such Subsidiary was merged or consolidated with or into, or acquired by, Company or a Subsidiary or became a Subsidiary and not created in contemplation thereof, (iv) effecting a renewal, extension, refinancing, refund or replacement (or successive extensions, renewals, refinancings, refunds or replacements) of Indebtedness issued under an agreement referred to in clauses (i) through (iii) above, so long as the encumbrances and restrictions contained in any such renewal, extension, refinancing, refund or replacement agreement, taken as a whole, are not materially more restrictive than the encumbrances and restrictions contained in the original agreement, as determined in good faith by the board of directors of Company, (v) constituting customary provisions restricting subletting or assignment of any leases of Company or any Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder, (vi) constituting restrictions on the sale or other disposition of any property securing Indebtedness as a result of a Lien on such property permitted hereunder, (vii) restrictions on net worth or on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (viii) constituting provisions contained in agreements or instruments relating to Indebtedness permitted hereunder that prohibit the transfer of all or substantially all of the assets of the obligor under that agreement or instrument unless the transferee assumes the obligations of the obligor under such agreement or instrument, or (ix) constituting any encumbrance or restriction with respect to property under a lease or other agreement that has been entered into for the employment or use of such property.

7.3 Investments; Acquisitions.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock of any Person, or any division or line of business of any Person except:

(i) Company and its Subsidiaries may make and own Investments in Cash and Cash Equivalents;

(ii) Company and the Subsidiary Guarantors may make and own additional equity Investments in Subsidiary Guarantors;

(iii) Company and the Subsidiary Guarantors may make and own equity investments in Foreign Subsidiaries, provided that the amount of all such equity investments made from and after the Closing Date minus the amount of all cash dividends, distributions and other payments actually received by Company or any of the Subsidiary Guarantors in respect of such equity investments after the Closing Date (the “Net Foreign Equity Investment Amount”) shall not at any time exceed $50,000,000 minus the aggregate principal amount of Indebtedness outstanding under subsection 7.1(vi);

(iv) Company and its Subsidiaries may make intercompany loans to the extent permitted under subsection 7.1(iv), 7.1(vi), 7.1(vii), 7.1(viii) and 7.1(x) and own those intercompany loans permitted under 7.1(v);

(v) Company and its Subsidiaries may make Consolidated Capital Expenditures permitted by subsection 7.8;

(vi) Company and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.3 annexed hereto;

(vii) Company and its Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time $20,000,000;

(viii) Foreign Subsidiaries may make and own Investments in other Foreign Subsidiaries;

(ix) Company may acquire and hold obligations of one or more officers or other employees of Company or its Subsidiaries in connection with such officers’ or employees’ acquisition of shares of Holdings’ Capital Stock, so long as no cash is actually advanced by Company or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(x) Company and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any Asset Sale permitted by subsection 7.7;

(xi) Company and its Subsidiaries may acquire Securities in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Company or any of its Subsidiaries or as security for any such Indebtedness or claim;

(xii) Company may consummate the Acquisition in accordance with the terms of the Acquisition Agreement; and

(xiii) Company may consummate the Hungarian Reorganization.

7.4 Contingent Obligations.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(i) Company may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit and Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of other letters of credit in an aggregate amount not to exceed at any time $15,000,000;

(ii) Company may become and remain liable with respect to Contingent Obligations under Hedge Agreements;

(iii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets;

(iv) Company and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in Schedule 7.4 annexed hereto;

(v) Subsidiary Guarantors may become and remain liable with respect to Contingent Obligations arising under their guarantees of the Senior Notes;

(vi) Subsidiaries of Company may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guaranty;

(vii) Company and the Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any obligation of Company or any Subsidiary Guarantor not prohibited by this Agreement;

(viii) Foreign Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any obligation of any other Foreign Subsidiary not prohibited by this Agreement;

(ix) Company may become and remain liable with respect to Contingent Obligations in respect of obligations of Foreign Subsidiaries under raw material procurement contracts entered into in the ordinary course of business;

(x) Subsidiary Guarantors may become and remain liable with respect to Contingent Obligations arising under their guarantees of the Subordinated Loans; provided that such guarantees are subordinated to the obligations of the Subsidiary Guarantors under the Subsidiary Guaranty pursuant to the Subordination Agreement; and

(xi) Company and its Subsidiaries may become and remain liable with respect to other Contingent Obligations; provided that the maximum aggregate liability, contingent or otherwise, of Company and its Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $15,000,000.

7.5 Restricted Junior Payments.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that Company may make Restricted Junior Payments:

(i) to Holdings in an aggregate amount not to exceed $1,000,000 in any Fiscal Year, to the extent necessary to permit Holdings to pay general administrative costs and expenses directly attributable to Company and its Subsidiaries;

(ii) so long as no Event of Default shall have occurred and be continuing or shall be caused thereby, to Holdings to the extent necessary to permit Holdings to discharge its tax liabilities in an amount not to exceed the amount that would be necessary to discharge the tax liabilities of Company and its Subsidiaries had Company filed a consolidated tax return solely for Company and its Subsidiaries, so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose;

(iii) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby, in an aggregate amount not to exceed $2,000,000 in any Fiscal Year, or $5,000,000 during the term of this Agreement, to Holdings to repurchase shares of Holdings Common Stock (or options or warrants to acquire Holdings Common Stock) from employees of Company, so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose; provided that the amount of Restricted Junior Payments made pursuant to this clause (iii) and not yet applied by Holdings for the purpose set forth in this clause (iii) shall not exceed $250,000 at any time; and

(iv) in an aggregate amount not to exceed in any Fiscal Year the lesser of (I) Consolidated Excess Cash Flow for such Fiscal Year minus prepayments required pursuant to subsection 2.4B(iii)(e) in respect of Consolidated Excess Cash Flow for such Fiscal Year and (II) $20,000,000; provided that Restricted Junior Payments made pursuant to this clause (iv) shall be only of the type referred to in clause (iv) of the definition herein of Restricted Junior Payment.

7.6 Financial Covenants.

A. Minimum Interest Coverage Ratio.

(i) From the Closing Date to, but excluding, the date on which the Roanoke Sale is consummated, Company shall not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Cash Interest Expense for (a) the period of February 1, 2006 through the last day of the second Fiscal Quarter of Fiscal Year 2006 to be less than 2.10 to 1.00, (b) the period of February 1, 2006 through the last day of the third Fiscal Quarter of Fiscal Year 2006 to be less than 2.10 to 1.00, (c) the period of February 1, 2006 through the last day of the fourth Fiscal Quarter of Fiscal Year 2006 to be less than 2.10 to 1.00, and (d) any four-Fiscal Quarter period ending on the last day of any Fiscal Quarter set forth below to be less than the correlative ratio for such Fiscal Quarter indicated:

Period	Minimum Interest Coverage Ratio
First Fiscal Quarter, Fiscal Year 2007	2.10 to 1.00
Second Fiscal Quarter, Fiscal Year 2007	2.20 to 1.00
Third Fiscal Quarter, Fiscal Year 2007	2.35 to 1.00
Fourth Fiscal Quarter, Fiscal Year 2007	2.40 to 1.00
First Fiscal Quarter, Fiscal Year 2008	2.40 to 1.00
Second Fiscal Quarter, Fiscal Year 2008	2.40 to 1.00
Third Fiscal Quarter, Fiscal Year 2008	2.40 to 1.00
Fourth Fiscal Quarter, Fiscal Year 2008	2.40 to 1.00
First Fiscal Quarter, Fiscal Year 2009	2.45 to 1.00
Second Fiscal Quarter, Fiscal Year 2009	2.55 to 1.00
Third Fiscal Quarter, Fiscal Year 2009	2.60 to 1.00
Fourth Fiscal Quarter, Fiscal Year 2009	2.65 to 1.00
First Fiscal Quarter, Fiscal Year 2010	2.75 to 1.00
Second Fiscal Quarter, Fiscal Year 2010	2.85 to 1.00
Third Fiscal Quarter, Fiscal Year 2010	2.85 to 1.00
Fourth Fiscal Quarter, Fiscal Year 2010	2.95 to 1.00
First Fiscal Quarter, Fiscal Year 2011 and each Fiscal Quarter thereafter	3.00 to 1.00

(ii) From and after the date the Roanoke Sale is consummated, Company shall not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Cash Interest Expense for (a) the period of February 1, 2006 through the last day of the second Fiscal Quarter of Fiscal Year 2006 to be less than 2.20 to 1.00, (b) the period of February 1, 2006 through the last day of the third Fiscal Quarter of Fiscal Year 2006 to be less than 2.20 to 1.00, (c) the period of February 1, 2006 through the last day of the fourth Fiscal Quarter of Fiscal Year 2006 to be less than 2.20 to 1.00, and (d) any four-Fiscal Quarter period ending on the last day of any Fiscal Quarter set forth below to be less than the correlative ratio for such Fiscal Quarter indicated:

Period	Minimum Interest Coverage Ratio
First Fiscal Quarter, Fiscal Year 2007	2.20 to 1.00
Second Fiscal Quarter, Fiscal Year 2007	2.40 to 1.00
Third Fiscal Quarter, Fiscal Year 2007	2.60 to 1.00
Fourth Fiscal Quarter, Fiscal Year 2007	2.75 to 1.00
First Fiscal Quarter, Fiscal Year 2008	2.75 to 1.00
Second Fiscal Quarter, Fiscal Year 2008	2.85 to 1.00
Third Fiscal Quarter, Fiscal Year 2008	2.95 to 1.00
Fourth Fiscal Quarter, Fiscal Year 2008 and each Fiscal Quarter thereafter	3.00 to 1.00

B. Minimum Fixed Charge Coverage Ratio.

(i) From the Closing Date to, but excluding, the date on which the Roanoke Sale is consummated, Company shall not permit the ratio of (i) Consolidated EBITDA minus Consolidated Capital Expenditures to (ii) Consolidated Fixed Charges for (a) the period of February 1, 2006 through the last day of the second Fiscal Quarter of Fiscal Year 2006 to be less than 1.25 to 1.00, (b) the period of February 1, 2006 through the last day of the third Fiscal Quarter of Fiscal Year 2006 to be less than 1.25 to 1.00, (c) the period of February 1, 2006 through the last day of the fourth Fiscal Quarter of Fiscal Year 2006 to be less than 1.25 to 1.00, and (d) any four-Fiscal Quarter period ending on the last day of any Fiscal Quarter set forth below to be less than the correlative ratio for such Fiscal Quarter indicated below:

Period	Minimum Fixed Charged Coverage Ratio
First Fiscal Quarter, Fiscal Year 2007	1.25 to 1.00
Second Fiscal Quarter, Fiscal Year 2007	1.25 to 1.00
Third Fiscal Quarter, Fiscal Year 2007	1.25 to 1.00
Fourth Fiscal Quarter, Fiscal Year 2007	1.25 to 1.00
First Fiscal Quarter, Fiscal Year 2008	1.25 to 1.00
Second Fiscal Quarter, Fiscal Year 2008	1.30 to 1.00
Third Fiscal Quarter, Fiscal Year 2008	1.30 to 1.00
Fourth Fiscal Quarter, Fiscal Year 2008	1.30 to 1.00
First Fiscal Quarter, Fiscal Year 2009	1.30 to 1.00
Second Fiscal Quarter, Fiscal Year 2009	1.30 to 1.00
Third Fiscal Quarter, Fiscal Year 2009	1.30 to 1.00
Fourth Fiscal Quarter, Fiscal Year 2009	1.35 to 1.00
First Fiscal Quarter, Fiscal Year 2010	1.35 to 1.00
Second Fiscal Quarter, Fiscal Year 2010 and each Fiscal Quarter thereafter	1.40 to 1.00

(ii) From and after the date the Roanoke Sale is consummated, Company shall not permit the ratio of (i) Consolidated EBITDA minus Consolidated Capital Expenditures to (ii) Consolidated Fixed Charges for (a) the period of February 1, 2006 through the last day of the second Fiscal Quarter of Fiscal Year 2006 to be less than 1.25 to 1.00, (b) the period of February 1, 2006 through the last day of the third Fiscal Quarter of Fiscal Year 2006 to be less than 1.25 to 1.00, (c) the period of February 1, 2006 through the last day of the fourth Fiscal Quarter of Fiscal Year 2006 to be less than 1.25 to 1.00, and (d) any four-Fiscal Quarter period ending on the last day of any Fiscal Quarter set forth below to be less than the correlative ratio for such Fiscal Quarter indicated below:

Period	Minimum Fixed Charged Coverage Ratio
First Fiscal Quarter, Fiscal Year 2007	1.25 to 1.00
Second Fiscal Quarter, Fiscal Year 2007	1.30 to 1.00
Third Fiscal Quarter, Fiscal Year 2007	1.35 to 1.00
Fourth Fiscal Quarter, Fiscal Year 2007 and each Fiscal Quarter thereafter	1.40 to 1.00

C. Maximum Leverage Ratio.

(i) From the Closing Date to, but excluding, the date on which the Roanoke Sale is consummated, Company shall not permit the Consolidated Leverage Ratio as of the last day of any Fiscal Quarter set forth below to exceed the correlative ratio for such Fiscal Quarter indicated below:

Fiscal Quarter	Maximum Leverage Ratio
Second Fiscal Quarter, Fiscal Year 2006	5.00 to 1.00
Third Fiscal Quarter, Fiscal Year 2006	5.00 to 1.00
Fourth Fiscal Quarter, Fiscal Year 2006	5.00 to 1.00
First Fiscal Quarter, Fiscal Year 2007	5.00 to 1.00
Second Fiscal Quarter, Fiscal Year 2007	4.75 to 1.00
Third Fiscal Quarter, Fiscal Year 2007	4.50 to 1.00
Fourth Fiscal Quarter, Fiscal Year 2007	4.35 to 1.00
First Fiscal Quarter, Fiscal Year 2008	4.20 to 1.00
Second Fiscal Quarter, Fiscal Year 2008	4.15 to 1.00
Third Fiscal Quarter, Fiscal Year 2008	4.15 to 1.00
Fourth Fiscal Quarter, Fiscal Year 2008	4.15 to 1.00
First Fiscal Quarter, Fiscal Year 2009	3.85 to 1.00
Second Fiscal Quarter, Fiscal Year 2009	3.80 to 1.00
Third Fiscal Quarter, Fiscal Year 2009	3.75 to 1.00
Fourth Fiscal Quarter, Fiscal Year 2009	3.70 to 1.00
First Fiscal Quarter, Fiscal Year 2010	3.45 to 1.00
Second Fiscal Quarter, Fiscal Year 2010	3.40 to 1.00
Third Fiscal Quarter, Fiscal Year 2010	3.35 to 1.00
Fourth Fiscal Quarter, Fiscal Year 2010	3.35 to 1.00
First Fiscal Quarter, Fiscal Year 2011	3.10 to 1.00
Second Fiscal Quarter, Fiscal Year 2011	3.10 to 1.00
Third Fiscal Quarter, Fiscal Year 2011 and each Fiscal Quarter thereafter	3.00 to 1.00

(ii) From and after the date the Roanoke Sale is consummated, Company shall not permit the Consolidated Leverage Ratio as of the last day of any Fiscal Quarter set forth below to exceed the correlative ratio for such Fiscal Quarter indicated below:

Fiscal Quarter	Maximum Leverage Ratio
Second Fiscal Quarter, Fiscal Year 2006	4.90 to 1.00
Third Fiscal Quarter, Fiscal Year 2006	4.90 to 1.00
Fourth Fiscal Quarter, Fiscal Year 2006	4.90 to 1.00
First Fiscal Quarter, Fiscal Year 2007	4.90 to 1.00
Second Fiscal Quarter, Fiscal Year 2007	4.50 to 1.00
Third Fiscal Quarter, Fiscal Year 2007	4.25 to 1.00
Fourth Fiscal Quarter, Fiscal Year 2007	4.00 to 1.00
First Fiscal Quarter, Fiscal Year 2008	3.75 to 1.00
Second Fiscal Quarter, Fiscal Year 2008	3.65 to 1.00
Third Fiscal Quarter, Fiscal Year 2008	3.60 to 1.00
Fourth Fiscal Quarter, Fiscal Year 2008	3.50 to 1.00
First Fiscal Quarter, Fiscal Year 2009	3.25 to 1.00
Second Fiscal Quarter, Fiscal Year 2009	3.20 to 1.00
Third Fiscal Quarter, Fiscal Year 2009	3.15 to 1.00
Fourth Fiscal Quarter, Fiscal Year 2009	3.15 to 1.00
First Fiscal Quarter, Fiscal Year 2010 and each Fiscal Quarter thereafter	3.00 to 1.00

D. Minimum Consolidated EBITDA.

(i) From the Closing Date to, but excluding, the date on which the Roanoke Sale is consummated, Company shall not permit Consolidated EBITDA for any four Fiscal Quarter period ending on the last day of any Fiscal Quarter set forth below to be less than the correlative amount for such Fiscal Quarter indicated below:

Period	Minimum Consolidated EBITDA
Second Fiscal Quarter, Fiscal Year 2006	$83,000,000
Third Fiscal Quarter, Fiscal Year 2006	$83,000,000
Fourth Fiscal Quarter, Fiscal Year 2006	$83,000,000
First Fiscal Quarter, Fiscal Year 2007	$83,000,000
Second Fiscal Quarter, Fiscal Year 2007	$86,000,000
Third Fiscal Quarter, Fiscal Year 2007	$90,000,000
Fourth Fiscal Quarter, Fiscal Year 2007 and each Fiscal Quarter thereafter	$91,000,000

(ii) From and after the date the Roanoke Sale is consummated, Company shall not permit Consolidated EBITDA for any four Fiscal Quarter period ending on the last day of any Fiscal Quarter set forth below to be less than the correlative amount for such Fiscal Quarter indicated below:

Period	Minimum Consolidated EBITDA
Second Fiscal Quarter, Fiscal Year 2006	$80,000,000
Third Fiscal Quarter, Fiscal Year 2006	$80,000,000
Fourth Fiscal Quarter, Fiscal Year 2006	$77,500,000
First Fiscal Quarter, Fiscal Year 2007	$72,500,000
Second Fiscal Quarter, Fiscal Year 2007	$79,000,000
Third Fiscal Quarter, Fiscal Year 2007	$83,000,000
Fourth Fiscal Quarter, Fiscal Year 2007	$86,000,000
First Fiscal Quarter, Fiscal Year 2008	$87,000,000
Second Fiscal Quarter, Fiscal Year 2008	$89,000,000
Third Fiscal Quarter, Fiscal Year 2008 and each Fiscal Quarter thereafter	$90,000,000

E. Maximum Senior Secured Leverage Ratio.

(i) From the Closing Date to, but excluding, the date on which the Roanoke Sale is consummated, Company shall not permit the Consolidated Senior Secured Leverage Ratio as of the last day of any Fiscal Quarter set forth below to exceed the correlative ratio for such Fiscal Quarter indicated below:

Fiscal Quarter	Maximum Senior Secured Leverage Ratio
Second Fiscal Quarter, Fiscal Year 2006	2.75 to 1.00
Third Fiscal Quarter, Fiscal Year 2006	2.75 to 1.00
Fourth Fiscal Quarter, Fiscal Year 2006	2.75 to 1.00
First Fiscal Quarter, Fiscal Year 2007	2.75 to 1.00
Second Fiscal Quarter, Fiscal Year 2007	2.50 to 1.00
Third Fiscal Quarter, Fiscal Year 2007	2.35 to 1.00
Fourth Fiscal Quarter, Fiscal Year 2007	2.25 to 1.00
First Fiscal Quarter, Fiscal Year 2008	2.05 to 1.00
Second Fiscal Quarter, Fiscal Year 2008	2.00 to 1.00
Third Fiscal Quarter, Fiscal Year 2008	2.00 to 1.00
Fourth Fiscal Quarter, Fiscal Year 2008	2.00 to 1.00
First Fiscal Quarter, Fiscal Year 2009	1.70 to 1.00
Second Fiscal Quarter, Fiscal Year 2009	1.65 to 1.00
Third Fiscal Quarter, Fiscal Year 2009	1.65 to 1.00
Fourth Fiscal Quarter, Fiscal Year 2009	1.60 to 1.00
First Fiscal Quarter, Fiscal Year 2010 and the last day of each Fiscal Quarter thereafter	1.50 to 1.00

(ii) From and after the date the Roanoke Sale is consummated, Company shall not permit the Consolidated Senior Secured Leverage Ratio as of the last day of any Fiscal Quarter set forth below to exceed the correlative ratio for such Fiscal Quarter indicated below:

Fiscal Quarter	Maximum Senior Secured Leverage Ratio
Second Fiscal Quarter, Fiscal Year 2006	3.00 to 1.00
Third Fiscal Quarter, Fiscal Year 2006	3.00 to 1.00
Fourth Fiscal Quarter, Fiscal Year 2006	3.00 to 1.00
First Fiscal Quarter, Fiscal Year 2007	2.90 to 1.00
Second Fiscal Quarter, Fiscal Year 2007	2.65 to 1.00
Third Fiscal Quarter, Fiscal Year 2007	2.45 to 1.00
Fourth Fiscal Quarter, Fiscal Year 2007	2.35 to 1.00
First Fiscal Quarter, Fiscal Year 2008	2.10 to 1.00
Second Fiscal Quarter, Fiscal Year 2008	2.00 to 1.00
Third Fiscal Quarter, Fiscal Year 2008	1.95 to 1.00
Fourth Fiscal Quarter, Fiscal Year 2008	1.90 to 1.00
First Fiscal Quarter, Fiscal Year 2009	1.65 to 1.00
Second Fiscal Quarter, Fiscal Year 2009	1.60 to 1.00
Third Fiscal Quarter, Fiscal Year 2009	1.60 to 1.00
Fourth Fiscal Quarter, Fiscal Year 2009	1.55 to 1.00
First Fiscal Quarter, Fiscal Year 2010 and the last day of each Fiscal Quarter thereafter	1.50 to 1.00

7.7 Restriction on Fundamental Changes; Asset Sales.

Company shall not alter its corporate or legal structure, and Company shall not and shall not permit any of its Subsidiaries to enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(i) any Subsidiary of Company other than SI Concrete Systems Corporation may be merged with or into Company or any wholly-owned Subsidiary Guarantor, provided that in such case Company or such wholly-owned Subsidiary Guarantor shall be the continuing or surviving Person, or be liquidated, wound up or dissolved or all or any part of the business, property or assets of any Subsidiary of Company may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Subsidiary Guarantor;

(ii) any Foreign Subsidiary that is not a Subsidiary Guarantor may be merged with or into any other Foreign Subsidiary that is not a Subsidiary Guarantor or be liquidated, wound up or dissolved;

(iii) Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

(iv) Company and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

(v) Company and its Subsidiaries may make Asset Sales of assets having a fair market value not in excess of $65,000,000 in the aggregate after the Closing Date for all Asset Sales made pursuant to this clause (v); provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (b) at least 75% of the consideration received shall be cash; and (c) the proceeds of such Asset Sales shall be applied as required by subsection 2.4B(iii)(a) or subsection 2.4D;

(vi) in order to resolve disputes (or settle with non-paying account debtors) that occur in the ordinary course of business, Company and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(vii) Company or a Subsidiary may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of the Subsidiary if and to the extent required by Applicable Law;

(viii) Company may consummate the Acquisition in accordance with the terms of the Acquisition Agreement;

(ix) Company may consummate the Roanoke Sale so long as (A) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof and at least 75% of the consideration received shall be cash, (B) if such transaction is effected through the Roanoke Like-Kind Exchange, the cash consideration paid by the buyer of the Roanoke Property is actually received by Company or one of the Subsidiary Guarantors pursuant to the Like-Kind Exchange Documents no later than the Business Day following the date of the sale, (C) the Net Asset Sale Proceeds arising therefrom are sufficient to repay in full all Bridge Loans then outstanding, and (D) such Net Asset Sale Proceeds are applied as required by subsection 2.4B(iii)(f);

(x) any Person (other than Company or any Subsidiary of Company) may be merged with or into Company or any Subsidiary of Company, and Company or any Subsidiary of Company may merge with any such Person, if the acquisition of the Capital Stock of such Person by Company or such Subsidiary would have been permitted pursuant to subsection 7.3, provided that:

(a) in the case of a merger with or into Company, Company shall be the continuing or surviving Person;

(b) in the case of a merger with or into a Subsidiary Guarantor, the Subsidiary Guarantor shall be the continuing or surviving Person;

(c) in the case of any other merger, if a Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Subsidiary of Company and complies with the provisions of subsection 6.8;

(d) no Potential Event of Default or Event of Default shall have occurred or be continuing immediately after giving effect thereto; and

(xi) Company and its Subsidiaries may abandon or otherwise dispose of Intellectual Property that is no longer used or useful in the business of Company and its Subsidiaries.

7.8 Consolidated Capital Expenditures.

Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount in excess of the corresponding amount (the “Maximum Consolidated Capital Expenditures Amount”) set forth below opposite such Fiscal Year; provided that the Maximum Consolidated Capital Expenditures Amount for any Fiscal Year shall be increased by an amount equal to the excess, if any, of the Maximum Consolidated Capital Expenditures Amount for the previous Fiscal Year (but in no event more than 50% of the Maximum Consolidated Capital Expenditures Amount for the previous Fiscal Year (without giving effect to any adjustment in accordance with this proviso)) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year; provided that Consolidated Capital Expenditures made or incurred in any period shall be deemed to be made first in respect of amounts carried over from the immediately preceding period pursuant to the foregoing proviso and second in respect of the Consolidated Capital Expenditures Amount specified below for such period:

Fiscal Year	Maximum Consolidated Capital Expenditures Amount
Fiscal Year 2006	$10,000,000
Fiscal Year 2007	$11,000,000
Fiscal Year 2008	$14,500,000
Fiscal Year 2009	$14,500,000
Fiscal Year 2010	$14,500,000
Fiscal Year 2011	$14,500,000

7.9 Transactions with Shareholders and Affiliates.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Company or Holdings or with any Affiliate of Company or of any such holder, (A) in the case of any agreement or arrangement pursuant to which any Loan Party is obligated to pay any amounts to Permitted Holders or any of their respective Affiliates, without the prior written consent of Administrative Agent, and (B) in all other cases, on terms that are not materially less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Company and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries, (ii) reasonable and customary fees paid to members of the Governing Bodies of Company and its Subsidiaries, (iii) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby, payments of (a) management fees to Permitted Holders in accordance with the Advisory Services Agreement in an amount in any Fiscal Year not to exceed the greater of $500,000 and 1% of Consolidated EBITDA for the immediately preceding Fiscal Year plus reimbursement of expenses of Permitted Holders as provided in the Advisory Services Agreement, and (b) consulting fees to Permitted Holders upon or after consummation of a securities offering permitted hereunder by Company or any of its Subsidiaries or a Corporate Acquisition by Company or any of the Subsidiaries permitted hereunder in an amount not to exceed .50% of the aggregate gross proceeds arising from such securities offering or 1.0% of the aggregate consideration paid (including assumed liabilities) in connection with such Corporate Acquisition, as applicable; provided, that any such fee related to the Acquisition shall not be paid unless the Bridge Loans have either been repaid in full in cash or converted into Subordinated Loans on or prior to the Bridge Loan Maturity Date, and (iv) indemnification payments to officers or directors of Loan Parties.

7.10 Sales and Lease-Backs.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of its Subsidiaries) or (ii) that Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Company or any of its Subsidiaries to any Person (other than Company or any of its Subsidiaries) in connection with such lease; provided that Company and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that Company or any of its Subsidiaries would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted under subsection 7.1, assuming the sale and lease back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale.

7.11 Conduct of Business.

From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the business conducted by Company and its Subsidiaries as of the Closing Date, the business conducted by the SI Companies and their Subsidiaries as of the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

7.12 Amendments or Waivers of Certain Agreements.

Neither Company nor any of its Subsidiaries will agree to (A) amend, or waive any of its rights under, or terminate any Related Agreement (other than the Subordinated Loan Documents or the Like-Kind Exchange Documents) after the Closing Date if such amendment, waver or termination would be materially adverse to Company, its Subsidiaries or the Lenders without in each case obtaining the prior written consent of Requisite Lenders to such amendment, waiver or termination, (B) amend, or waive any of its rights under, or terminate the Like-Kind Exchange Documents after the Closing Date in any manner that would be adverse to the Company, its Subsidiaries or the Lenders without in each case obtaining the prior written consent of Requisite Lenders to such amendment, waiver or termination, or (C) amend the Subordinated Loan Documents, if such amendment would (i) change the dates on which payments of principal or interest are due (other than an extension of the final maturity date), (ii) increase the rate of interest applicable to the Subordinated Loans if as a result of such increase the weighted average interest rates applicable to the Tranche B Term Loans, the Revolving Loans (assuming fully utilized Revolving Loan Commitments) and the Subordinated Loans would increase from that applicable thereto on the Closing Date (assuming the Subordinated Loans in lieu of the Bridge Loans were outstanding on such date and excluding any increase after the Closing Date in LIBOR or the Base Rate) by more than .50% per annum, (iii) make any financial covenants more restrictive except to the extent of any corresponding change in the same financial covenants in this Agreement, or (iv) make more restrictive any other covenants or any event of default for which there are corresponding covenants or Events of Default hereunder except to the extent of any corresponding change in the corresponding provision hereunder, or (v) change or amend any provision or term of the Subordinated Loan Documents (other than the provisions specified in clauses (i)-(iv) above) if such change or amendment would materially increase the obligations of any Credit Party or confer additional material rights on the Subordinated Administrative Agent or any holder of the Subordinated Loans in a manner adverse in any material respect to the Lenders, without in each case obtaining the prior written consent of Requisite Lenders to such amendment.

7.13 Fiscal Year.

Company shall not change its Fiscal Year end from December 31, provided, that, upon at least 60 days’ prior written notice to Administrative Agent, Company may change its Fiscal Quarters from calendar quarters to successive 13-week periods, with its Fiscal Year ending at the end of the 13-week period ending closest to (but in no event later than) December 31. Any such change in Fiscal Quarters shall be implemented as of the first day of a calendar quarter (i.e., January 1, April 1, July 1 or October 1).

Section 8. EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

8.1 Failure to Make Payments When Due.

Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Company to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Company to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

8.2 Default in Other Agreements.

(i) Failure of Company or any of its Subsidiaries to pay when due any principal of or interest on one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations in an individual principal amount of $5,000,000 or more or with an aggregate principal amount of $7,500,000 or more, in each case beyond the end of any grace period provided therefor; or

(ii) breach or default by Company or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), in each case beyond any applicable grace period, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

8.3 Breach of Certain Covenants.

Failure of Company to perform or comply with any term or condition contained in subsection 2.5, 6.2 or Section 7 of this Agreement; or

8.4 Breach of Warranty.

Any representation, warranty, certification or other statement made by Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made, provided that, if such false representation, warranty, certification or statement is capable of being corrected, and the applicable Loan Party causes such representation, warranty, certification or statement to be corrected by no later than 30 days after it is made or deemed made, the falseness of such representation, warranty, certification or statement shall not constitute an Event of Default; or

8.5 Other Defaults Under Loan Documents.

Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an Officer of Company or such Loan Party becoming aware of such default or (ii) receipt by Company and such Loan Party of notice from Administrative Agent or any Lender of such default; or

8.6 Involuntary Bankruptcy; Appointment of Receiver, etc.

(i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings, Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any Applicable Law; or

(ii) an involuntary case shall be commenced against Holdings, Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings, Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7 Voluntary Bankruptcy; Appointment of Receiver, etc.

(i) Holdings, Company or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings, Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or

(ii) Holdings, Company or any of its Subsidiaries shall be unable, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Holdings, Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8 Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $7,500,000 or (ii) in the aggregate at any time an amount in excess of $11,250,000, in either case to the extent not covered by insurance as to which a solvent and unaffiliated insurance company that has not denied coverage in writing or covered by an indemnification from the Propex Seller for which Propex Seller has acknowledged responsibility in writing, shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.9 Dissolution.

Any order, judgment or decree of a court of competent jurisdiction shall be entered against Holdings, Company or any of its Subsidiaries decreeing the dissolution or split up of Holdings, Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 60 days; or

8.10 Employee Benefit Plans.

There shall occur one or more ERISA Events or similar events in respect of any Foreign Plans, that individually or in the aggregate has resulted in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $7,500,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) and unfunded liabilities in respect of Foreign Plans, individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which could reasonably be expected to have a Material Adverse Effect; or

8.11 Change in Control.

A Change in Control shall have occurred; or

8.12 Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations.

At any time after the execution and delivery thereof, (i) any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) (ii) any Loan Document or any provision thereof shall be declared to be null and void, (iii) Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral purported to be covered by the Collateral Documents having a fair market value exceeding, individually or in the aggregate, 5% of the fair market value of the Collateral, in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or (iv) any Loan Party shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document or any provision thereof to which it is a party unless, in the case of clause (i) above, such unenforceability is capable of remedy and the applicable Loan Party remedies such unenforceability within 30 days of it being determined, or in the case of clause (ii) above such Loan Party appeals such declaration and has it finally overturned within 30 days of such declaration having been made, in which case the unenforceability, declaration or failure shall not constitute an Event of Default; or

8.13 Conduct of Business By Holdings.

Holdings shall (i) own any assets other than (a) investments in Company and other Persons, and (b) Cash and Cash Equivalents or (ii) create any consensual Lien on Company’s Capital Stock other than the Lien under the Holdings Pledge Agreement; or

8.14 Failure to Consummate the Acquisition.

The Acquisition shall not be consummated in accordance with this Agreement and the Acquisition Agreement concurrently with the making of the initial Loans, or the Acquisition shall be unwound, reversed or otherwise rescinded in whole or in part for any reason; or

8.15 Amendment of Certain Documents of Holdings.

Holdings shall agree to any material amendment to, or waiver of its material rights under, or otherwise change any material terms of the Holdings Note as in effect on the Closing Date, in a manner adverse to Company or any of its Subsidiaries or to Lenders without the prior written consent of Administrative Agent and Requisite Lenders:

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7(i), each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Revolving Lenders under subsection 3.3C(i) or the obligations of Revolving Lenders to purchase assignments of any unpaid Swing Line Loans as provided in subsection 2.1A(iv).

Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the Security Agreement and shall be applied as therein provided.

Section 9. ADMINISTRATIVE AGENT

9.1 Appointment.

A. Appointment of Administrative Agent. BNP Paribas is hereby appointed Administrative Agent hereunder and under the other Loan Documents. Each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. Except for subsections 9.1B, 9.5 and 9.6, the provisions of this Section 9 are solely for the benefit of Administrative Agent and Lenders and no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1D) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any other Loan Party.

B. Appointment of Supplemental Collateral Agents. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that

Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty, and each obligation, expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent or to which the Administrative Agent is subject, with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral as if such Supplemental Collateral Agent were the Administrative Agent and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by and against such Supplemental Collateral Agent shall run to and be enforceable by and against either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

C. Control. Each Lender and Administrative Agent hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets that, in accordance with the UCC, can be perfected by possession or control.

9.2 Powers and Duties; General Immunity.

A. Powers; Duties Specified. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or Company; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

B. No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to Lenders or by or on behalf of Company to such Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall such Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

C. Exculpatory Provisions. No Agent or any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. An Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or Applicable Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication (including any electronic message, Internet or intranet website posting or other distribution), instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against an

Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

D. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, an Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, an Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. An Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3 Independent Investigation by Lenders; No Responsibility for Appraisal of Creditworthiness.

Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or issuance of any Letter of Credit or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4 Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and its officers, directors, employees, agents, attorneys, professional advisors and Affiliates to the extent that any such Person shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Agents) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Agent or such other Person in exercising the powers, rights and remedies of an Agent or performing duties of an Agent hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent resulting solely from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. If any indemnity furnished to an Agent or any other such Person for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5 Resignation of Agents; Successor Administrative Agent and Swing Line Lender.

A. Resignation; Successor Administrative Agent. Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Company. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to Company, to appoint a successor Administrative Agent, subject (if no Event of Default exists) to the approval of Company. If no such successor shall have been so appointed by Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent. If Administrative Agent shall notify Lenders and Company that no Person has accepted such appointment as successor Administrative Agent, such resignation shall nonetheless become effective in accordance with Administrative Agent’s notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, except that any Collateral held by Administrative Agent will continue to be held by it until a Person shall have accepted the appointment of successor Administrative Agent, and (ii) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by, to or through each Lender directly, until such time as Requisite Lenders appoint a successor Administrative Agent in accordance with this subsection 9.5A. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged as set forth above). After any retiring Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

B. Successor Swing Line Lender. Any resignation of Administrative Agent pursuant to subsection 9.5A shall also constitute the resignation of BNP Paribas or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 9.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) Company shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Company for cancellation, and (iii) if so requested by the successor Administrative Agent and Swing Line Lender in accordance with subsection 2.1E, Company shall issue a Swing Line Note to the successor Administrative Agent and Swing Line Lender substantially in the form of Exhibit VII annexed hereto, in the amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

9.6 Collateral Documents, Guaranties and Subordination Agreement.

Each Lender (which term shall include, for purposes of this subsection 9.6, any Swap Counterparty) hereby further authorizes Administrative Agent, on behalf of and as agent for and representative of Lenders, to enter into each Collateral Document as secured party and to enter into and be the agent for and representative of Lenders under the Subordination Agreement and each Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document, the Subordination Agreement and the Guaranties; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document, the Subordination Agreement or the Guaranties or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders have otherwise consented, (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the Capital Stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Company) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented or (c) subordinate the Liens of Administrative Agent, on behalf of Lenders, to any Liens permitted by subsection 7.2; provided that, in the case of a sale of such item of Collateral or stock referred to in subdivision (a) or (b), the requirements of subsection 10.14 are satisfied. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce the Subordination Agreement or any Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents, the Subordination Agreement and the Guaranties may be exercised solely by Administrative Agent acting as agent for and representative of Lenders and Swap Counterparties in accordance with the terms thereof, and (2) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Administrative Agent at such sale.

Without derogating from any other authority granted to Administrative Agent herein or in the Collateral Documents or any other document relating thereto, each Lender hereby specifically (i) authorizes Administrative Agent to enter into pledge agreements pursuant to this subsection 9.6 with respect to the Capital Stock of all existing and future first-tier Foreign Subsidiaries, which pledge agreements may be governed by the laws of each of the jurisdictions of formation of such Foreign Subsidiaries, as agent on behalf of each of Lenders, with the effect that Lenders each become a secured party thereunder or, where relevant in a jurisdiction, as agent and trustee, with the effect that Lenders each become a beneficiary of a trust and Administrative Agent has all the rights, powers, discretions, protections and exemptions from liability set out in the pledge agreements and (ii) except in connection with any such pledge agreement for a jurisdiction in which Administrative Agent holds the Capital Stock as agent and trustee for Lenders, appoints Administrative Agent as its attorney-in-fact granting it the powers to execute each such pledge agreement and any registrations of the security interest thereby created, in each case in its name and on its behalf, with the effect that each Lender becomes a secured party thereunder. With respect to each such pledge agreement, Administrative Agent has the power to sub-delegate to third parties its powers as attorney-in-fact of each Lender.

9.7 Duties of Other Agents.

To the extent that any Lender is identified by this Agreement as a co-agent, documentation agent or syndication agent, such Lender shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

9.8 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Holdings, Company or any of the Subsidiaries of Company, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans or Letters of Credit and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their agents and counsel and all other amounts due Lenders and Agents under subsections 2.3 and 10.2) allowed in such judicial proceeding, and

(ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agents and their agents and counsel, and any other amounts due Agents under subsections 2.3 and 10.2.

Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10. MISCELLANEOUS

10.1 Successors and Assigns; Assignments and Participations in Loans and Letters of Credit.

A. General. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to the further provisions of this subsection 10.1). Neither Company’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders (and any attempted assignment or transfer by Company without such consent shall be null and void). No sale, assignment or transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Revolving Lender effecting such sale, assignment, transfer or participation. Anything contained herein to the contrary notwithstanding, except as provided in subsection 2.1A(iv) and subsection 10.5, the Swing Line Loan Commitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described below to any Person other than a successor Administrative Agent and Swing Line Lender to the extent contemplated by subsection 9.5. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent and Lenders and Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B. Assignments.

(i) Amounts and Terms of Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a), except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure or Tranche B Term Loan Exposure or Bridge Loan Exposure, as the case may be, of the assigning Lender subject to each such assignment shall not be less than $1,000,000, unless Administrative Agent and, so long as no Event of Default has occurred or is continuing,

Company otherwise consents (such consent not to be unreasonably withheld or delayed), (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, (c) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500 (unless the assignee is an Affiliate or an Approved Fund of the assignor, in which case no fee shall be required), and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent information reasonably requested by Administrative Agent, including such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.8B(iii), (d) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund of a Lender, Administrative Agent and, if no Event of Default has occurred and is continuing, Company, shall have consented thereto (which consent shall not be unreasonably withheld), provided, that no consent of Company shall be required in connection with any assignment relating to the primary allocation or syndication of the Loans and Commitments by BNP Paribas to Persons that are Eligible Assignees, and (e) any assignment of any Bridge Loan shall also constitute an assignment of a proportionate amount of the assigning Lender’s Subordinated Loan Commitment, and in connection with any such assignment, in addition to the documentation described in clause (c) above, the Eligible Assignee (if it is not already a Lender with Bridge Loan Exposure) shall execute and deliver to Administrative Agent a counterpart signature page to the Subordinated Loan Agreement which signature page shall be deposited by Administrative Agent in escrow, where it shall be part of the Subordinated Loan Documents held pursuant to the Escrow Agreement.

Upon such execution, delivery and consent, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is an Issuing Lender such Lender shall continue to have all rights and obligations of an Issuing Lender until the cancellation or expiration of any Letters of Credit issued by it and the reimbursement of any amounts drawn thereunder). The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit IV, Exhibit V or Exhibit VI annexed hereto, as the case may be, with appropriate insertions, to reflect the amounts of the new Commitments and/or outstanding Revolving Loans and/or outstanding Tranche B Term Loans and/or outstanding Bridge Loans, as the case may be, of the assignee and/or the assigning Lender. Other than as provided in subsection 2.1A(iv) and subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C. Notwithstanding anything to the contrary herein or in any Assignment Agreement, in the case of an assignment to a Person meeting the criteria of clause (i) of the definition of the term “Eligible Assignee” of the assigning Lender, such assignment shall be effective between such assigning Lender and such Eligible Assignee immediately without compliance with the conditions for assignment under this subsection 10.1B, but shall not be effective with respect to any Loan Party, Administrative Agent, any other Agent, any Issuing Lender, any Swing Line Lender or any Lender, and each Loan Party, Administrative Agent, each other Agent, each Issuing Lender, each Swing Line Lender and each Lender shall be entitled to deal solely and directly with such assigning Lender under any such assignment, in each case, until the conditions for assignment under subsection 10.1B have been complied with.

(ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.8B(iii), Administrative Agent shall, if Administrative Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

(iii) Deemed Consent by Company. If the consent of Company to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in subsection 10.1B(i) but excluding any consent of Company required for the sale of a participation set forth in subsection 10.1C), Company shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Company prior to such fifth Business Day.

C. Participations. Any Lender may, without the consent of, or notice to, Company or Administrative Agent, sell participations to one or more Persons (other than a natural Person or Company or any of its Affiliates) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Company, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) the extension of the regularly scheduled maturity of any portion of the principal amount of or interest on any Loan allocated to such participation (other than interest imposed by subsection 2.2E for a period not to exceed 60 days) or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation (other than interest imposed by subsection 2.2E for a period not to exceed 60 days). Subject to the further provisions of this subsection 10.1C, Company agrees that each Participant shall be entitled to the benefits of subsections 2.7D and 2.8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 10.5 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under subsections 2.7D and 2.8 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Company’s prior written consent. A Participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of subsection 2.8 unless Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Company, to comply with subsection 2.8B(iii) as though it were a Lender.

D. Pledges and Assignments. Any Lender may at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E. Information. Each Lender may furnish any information concerning Holdings, Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

F. Agreements of Lenders. Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

10.2 Expenses.

Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all reasonable costs and expenses of negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all reasonable costs and expenses of furnishing all opinions by counsel for Company (including any opinions requested by Agents or Lenders as to any legal matters arising hereunder) and of Company’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) all reasonable fees, expenses and disbursements of counsel to Administrative Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (iv) all reasonable costs and expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all reasonable costs and expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or its counsel) of obtaining and reviewing any appraisals provided for under subsection 6.9 and any environmental audits or reports provided for under subsection 4.1K or 6.9A; (vi) all reasonable costs and expenses incurred by Administrative Agent in connection with the custody or preservation of any of the Collateral; (vii) all other reasonable costs and expenses incurred by Administrative Agent in connection with the primary syndication of the Commitments; (viii) all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent and its counsel at any time that an Event of Default has occurred and is continuing, relating to efforts to (a) evaluate or assess any Loan Party, its business or financial condition and (b) protect, evaluate, assess or dispose of any of the Collateral; and (ix) all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel), fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

10.3 Indemnity.

In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless Agents, Lead Arranger and Lenders (including Issuing Lenders), and the officers, directors, trustees, employees, agents, advisors and Affiliates of Agents, Lead Arranger and Lenders (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to comply with any applicable Environmental Law to remove, remediate, clean up or abate any Hazardous Materials or Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement, the other Loan Documents or the Related Agreements or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, the failure of an Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranties)), (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

10.4 Set-Off.

In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default (and with the approval of the Requisite Lenders prior to any Loans becoming or being declared to be due under Section 8), each of Lenders and their Affiliates is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of Company and each other Loan Party against and on account of the Obligations of Company or any other Loan Party to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

10.5 Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (A) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest and (B) the foregoing provisions shall not apply to (1) any payment made by Company pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment (other than an assignment pursuant to this subsection 10.5) of or the sale of a participation in any of its Obligations to any Eligible Assignee or Participant pursuant to subsection 10.1B or 10.1C. Company expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

10.6 Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of:

(a) each Lender with Obligations directly affected (whose consent shall be required for any such amendment, modification, termination or waiver in addition to that of Requisite Lenders) (1) reduce the principal amount of any Loan, (2) postpone the scheduled final maturity date of any Loan or postpone the date or reduce the amount of any scheduled payment (but not prepayment) of principal of any Loan, (3) postpone the date on which any interest or any fees are payable other than interest imposed by subsection 2.2E for a period not to exceed 60 days, (4) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E for a period not to exceed 60 days) or the amount of any fees payable hereunder (other than any waiver of any increase in the fees applicable to Letters of Credit pursuant to subsection 3.2 following an Event of Default for a period not to exceed 60 days), (5) reduce the amount or postpone the due date of any amount payable in respect of any Letter of Credit, (6) extend the expiration date of any Letter of Credit beyond the Revolving Loan Commitment Termination Date, (7) extend the Revolving Loan Commitment Termination Date or (8) change in any manner the obligations of Revolving Lenders relating to the purchase of participations in Letters of Credit;

(b) each Lender, (1) change in any manner the definition of “Class” or the definition of “Pro Rata Share” or subsection 2.4C(iii) or the definition of “Requisite Class Lenders” or the definition of “Requisite Lenders” (except for any changes resulting solely from an increase in the aggregate amount of the Commitments approved by Requisite Lenders), (2) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders, (3) increase the maximum duration of Interest Periods permitted hereunder, (4) release any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral or release Holdings from its obligations under the Holdings Guaranty or release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty, in each case other than in accordance with the terms of the Loan Documents, or (5) change in any manner or waive the provisions contained in subsection 8.1 or this subsection 10.6.

In addition, no amendment, modification, termination or waiver of any provision (i) of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (ii) of subsection 2.1A(iv) or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender, (iii) of Section 3 shall be effective without the written concurrence of Administrative Agent and, with respect to the purchase of participations in Letters of Credit, without the written concurrence of each Issuing Lender that has issued an outstanding Letter of Credit or has not been reimbursed for a payment under a Letter of Credit, (iv) of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent, (v) of subsection 2.4 that has the effect of changing any interim scheduled payments, voluntary or mandatory prepayments, or Commitment reductions applicable to a Class in a manner that disproportionately disadvantages such Class relative to any other Class shall be effective without the written concurrence of Requisite Class Lenders of such affected Class (it being understood and agreed that any amendment, modification, termination or waiver of any such provision which only postpones or reduces any interim scheduled payment, voluntary or mandatory prepayment, or Commitment reduction from those set forth in subsection 2.4 with respect to one Class but not another Class shall be deemed to disproportionately disadvantage such one Class but not to disproportionately disadvantage such other Class for purposes of this clause (v)); and (vi) that increases the amount of a Commitment of a Lender shall be effective without the consent of such Lender; and (vii) that increases the maximum amount of Letters of Credit shall be effective without the consent of Revolving Lenders constituting Requisite Class Lenders.

Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company and each Subsidiary Guarantor.

10.7 Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8 Notices; Effectiveness of Signatures.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent, Swing Line Lender and any Issuing Lender shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to Company and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent. Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information. Administrative Agent or Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. As of the Closing Date, Administrative Agent has agreed to accept such electronic delivery of the items required to be delivered by Company under subsection 6.1(ii)-(vii).

Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile and by signatures delivered in ‘PDF’ format by electronic mail; provided, however, that no signature with respect to any notice, request, agreement, waiver, amendment or other document or any notice that is intended to have binding effect may be sent by electronic mail. The effectiveness of any such documents and signatures shall, subject to Applicable Law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Agents and Lenders. Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

10.9 Survival of Representations, Warranties and Agreements.

A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.7D, 2.8, 10.2, 10.3, 10.4, 10.17 and 10.18 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5, 10.18 and 10.19 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

10.10 Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of an Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11 Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any similar official in respect of a Loan Party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12 Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13 Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Company, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

To the extent permitted by law, Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby unless such use by an unintended recipient resulted from the gross negligence or willful misconduct on the part of such Indemnitee as determined by a final judgment of a court of competent jurisdiction.

10.14 Release of Security Interest or Guaranty.

Upon the proposed sale or other disposition of any Collateral to any Person (other than an Affiliate of Company) that is permitted by this Agreement (including but not limited to the Roanoke Sale) or to which Requisite Lenders have otherwise consented, or the sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to any Person (other than an Affiliate of Company) that is permitted by this Agreement or to which Requisite Lenders have otherwise consented, for which a Loan Party desires to obtain a security interest release or a release of the Subsidiary Guaranty from Administrative Agent, such Loan Party shall deliver an Officer’s Certificate (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction. Upon the receipt of such Officer’s Certificate, Administrative Agent shall, at such Loan Party’s expense, so long as Administrative Agent (a) has no reason to believe that the facts stated in such Officer’s Certificate are not true and correct and (b), if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale, shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery of the Net Asset Sale Proceeds if and as required by subsection 2.4, execute and deliver such releases of its security interest in such Collateral or such Subsidiary Guaranty, as may be reasonably requested by such Loan Party.

10.15 Applicable Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT), AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

10.16 Construction of Agreement; Nature of Relationship.

Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender or other Agent has any fiduciary relationship with or duty to Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the other Agents and Lenders, on one hand, and Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

10.17 Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

(IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.18 Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.19 Confidentiality.

Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified in writing as confidential by Company in accordance with such Lender’s customary procedures for handling confidential information of this nature, it being understood and agreed by Company that in any event a Lender may make disclosures (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Government Authority, (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.19, to any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of Company, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 10.19 or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Company or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates; provided that, unless specifically prohibited by Applicable Law or court order, each Lender shall notify Company of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries. Company and its Subsidiaries hereby agree that Administrative Agent, Lenders or any of their Affiliates may place customary “tombstone” advertisements (which may include any of Company’s or its Subsidiaries’ trade names or corporate logos and a brief description of the transactions contemplated by this Agreement) in publications or other media of their choice (including, without limitation, “e-tombstones” published or otherwise circulated in electronic form and related hyperlinks to any of Company’s or its Subsidiaries’ corporate websites) at its own expense. In addition, Administrative Agent, Lenders and their Affiliates may disclose the existence of this Agreement and information regarding the transactions contemplated by this Agreement (including the parties, the amount of the Loans, the titles of the Agents and the Closing Date) to market data collectors and similar service providers to the financing community to the extent necessary to obtain “league table” or similar recognition for the transaction.

10.20 Customer Identification - USA PATRIOT Act Notice.

Each Lender and each Agent (for itself and not on behalf of any other party) hereby notifies the Loan Parties that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or Agent, as applicable, to identify the Loan Parties in accordance with the Act.

10.21 Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

10.22 Paramountcy.

If there is any conflict or inconsistency between any provision of this Agreement and any provision of any other Loan Document, the provisions of this Agreement shall, to the extent necessary to resolve such conflict, govern.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

PROPEX FABRICS INC.

By:	/s/ Philip D. Barnes
Title:	Vice President, Chief Financial Officer, Treasurer

Notice Address:

Propex Fabrics Inc.
260 The Bluffs
Austell, Georgia 30168

with a copy to:

The Sterling Group, L.P.
# 8 Greenway Plaza, Suite 702
Houston, Texas 77046

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LENDERS:

BNP PARIBAS, individually and as Administrative Agent

By:	/s/ Sean Davenport
Name:	Sean Davenport
Title:	Director

By:	/s/ Matthew R. Wyatt
Name:	Matthew R. Wyatt
Title:	Vice President

Notice Address:

12201 Merit Drive, Suite 860
Dallas, Texas 75251

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By:
Name:
Title:

Notice Address:

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